       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1996

                                                       REGISTRATION NO. 333-
                                                                        --------



                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                   ----------------


                           FORM S-3 REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933


                                  -----------------

                                    INCOMNET, INC.
                -----------------------------------------------------
                (Exact Name of Registrant as Specified in its Charter)

    CALIFORNIA                     7375                       95-2871296
-------------------      ----------------------------     ---------------------
(State or Other          (Primary Standard Industrial        (IRS Employer
Jurisdiction of           Classification Code Number)     Identification Number)
Incorporation or
 Organization)

                         21031 VENTURA BOULEVARD, SUITE 1100
                           WOODLAND HILLS, CALIFORNIA 91364
                                    (818) 887-3400

     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                      REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 --------------------

                              MELVYN REZNICK, PRESIDENT
                                    INCOMNET, INC.
                         21031 VENTURA BOULEVARD, SUITE 1100
                           WOODLAND HILLS, CALIFORNIA 91364
                                    (818) 887-3400

(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                      COPIES TO:

                               MARK J. RICHARDSON, ESQ.
                             1299 OCEAN AVENUE, SUITE 900
                            SANTA MONICA, CALIFORNIA 90401
                                    (310) 393-9992
                               -----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX: [X]

                               -----------------------

                           CALCULATION OF REGISTRATION FEE



TITLE OF EACH CLASS      AMOUNT TO BE    PROPOSED           PROPOSED MAXIMUM    AMOUNT OF
   OF SECURITIES         REGISTERED(1)   MAXIMUM OFFERING   AGGREGATE OFFERING  REGISTRATION FEE
  TO BE REGISTERED                       PRICE PER SHARE         PRICE
------------------------------------------------------------------------------------------------
Common Stock . . . .        40,000         $  3.00          $   120,000          $    41.38
-------------------------------------------------------------------------------------------------

Common Stock Underlying
Convertible Preferred
Stock(1) . . . . . .       950,000         $  3.00          $ 2,850,000          $   982.76
                           -------            ----            ---------           --------

       Total . . . .       990,000            -             $ 2,970,000          $ 1,024.14
                           -------           ------         -----------          ----------
                           -------           ------         -----------          ----------

--------------------------------
(1) Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Series A Convertible Preferred Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                      PROSPECTUS

                     SUBJECT TO COMPLETION, DATED NOVEMBER 22, 1996

                                    INCOMNET, INC.


                            990,000 SHARES OF COMMON STOCK


    The shares covered by this Prospectus are comprised of (i) 950,000 shares of the Common Stock of Incomenet, Inc., a California corporation (the "Company") which may be issued upon the conversion of 2,075 shares of Series A 2% Convertible Preferred Stock, ("Series A Preferred"), and (ii) 40,000 shares of the Common Stock of the Company (the "Outstanding Shares") which were issued to two investors in a prior conversion of privately placed convertible promissory notes. The shares of Common Stock issuable upon the conversion of outstanding Series A Preferred are referred to herein as the "Underlying Shares." The holders of the Underlying Shares, when issued, and
the Outstanding Shares are herein referred to as the "Shareholders."   The
Outstanding and Underlying Shares are being offered for resale by the Shareholders and not pursuant to an initial issuance of stock by the Company. The Series A Preferred has not been separately registered and is not offered by this Prospectus. The Outstanding Shares and Series A Preferred were issued in private placements pursuant to Section 4(2) of the Securities Act of 1933, as amended. See "DESCRIPTION OF CAPITAL STOCK" and "SELLING SECURITY HOLDERS."


    The Company's Common Stock is traded on the NASDAQ Small Capital Market ("NASDAQ/Small Cap") under the symbol "ICNT." The last reported sale price of the Common Stock on the NASDAQ/Small Cap on November 20, 1996 was $3.00 per share. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS."


                                      ----------


    See "RISK FACTORS" for certain factors that should be considered by prospective investors.

                                     -----------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                Price   Underwriting     Proceeds
                                                  to    Discounts and      to
                                                Public  Commissions(1)   Company
---------------------------------------------------------------------------------
PER UNDERLYING SHARE-SERIES A PREFERRED (2) . $ 4.44        $0          $2,075,000
TOTAL (3). . . . . . . . . . . . . . . . . .  $  ---        $---        $2,075,000


-------------------------------------------
(1) No underwriters will be involved in the conversion of Series A Preferred, nor were any underwriters involved in the issuance of the Series A Preferred. The Shareholders do not have any specific plan of distribution with respect to the Underlying Shares. The sale of the Underlying Shares may be made in the open market through broker-dealers or in individual negotiated transactions.

(2) The price per share for the Underlying Shares relating to the Series A Preferred reflects the maximum average conversion price at which the Series A Preferred is convertible. The conversion price may be less depending on the average bid price for the Company's Common Stock on the public trading market for the five trading days immediately preceding the conversion date. See "THE COMPANY - Issuance of Convertible Preferred Stock - Conversion." The Company received gross proceeds of $2,075,000 from the issuance of the Series A Preferred covered by this Prospectus.

(3) The total proceeds to the Company equal the aggregate original issuance price of the Series A Preferred. See "THE COMPANY - Issuance of Convertible Preferred Stock." The Shareholders will receive all net proceeds from the sale of their Underlying Shares and Outstanding Shares.


                                AVAILABLE INFORMATION

    Incomnet, Inc. is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the SEC's facilities referred to above and at the SEC's Regional Office at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. The Company's Common Stock is reported on the National Association of Securities Dealers Automated Quotation Small Capital System and such reports, proxy statements and other information regarding Incomnet are available for inspection and copying at 33 Whitehall, New York, New York 10004. The Company has filed with the SEC a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Underlying Shares. This Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C.

    Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the SEC are incorporated in this Prospectus by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed on April 8, 1996 (provided that the information referred to in Item 402(a)(8) of Regulation S-K shall not be deemed to be specifically incorporated herein).

    (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 filed on May 12, 1996.

    (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 filed on August 14, 1996.

    (d) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 filed on November 14, 1996.

    (e) The Company's Current Report on Form 8-K filed on July 25, 1995, its Current Report on Form 8-K filed on August 18, 1995, its Current Report on Form 8-K filed on November 15, 1995, its Current Report on Form 8-K filed on
November 30, 1995, its Current Report on Form 8-K filed on February 9, 1996, its Current Report on Form 8-K filed on April 29, 1996, its Current Report on Form 8-K filed on June 7, 1996, its Current Report on Form 8-K filed on August 8, 1996, its Current Report on Form 8-K filed on February 8, 1995, its Current Report on Form 8-K filed on May 13, 1992 and amended on October 9, 1992, and its Current Report on Form 8-K filed on January 12, 1994 and amended on February 14, 1994, July 22, 1994 and September 20, 1994 regarding the change of the Company's Certifying Accountant.

    (f) The Company's definitive Proxy Statement on Schedule 14A, dated July 29, 1996 and filed with the Securities and Exchange Commission on June 21, 1996.

    (g) All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus.


    Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in a subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    This Prospectus incorporates documents by reference which are not presented herein or delivered with this Prospectus. Such documents relating to the Company are available without charge upon request made to Incomnet, Inc., 21031 Ventura Boulevard, Suite 1100, Woodland Hills, California 91364 (telephone (818) 887-
3400), attention:  Melvyn Reznick, President.

    No person is authorized to give any information or to make any representations other than as contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to the date of this Prospectus.

                                  PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                     THE COMPANY

    Incomnet, Inc. (the "Company" or "Incomnet") and its two subsidiaries, National Telephone Communications, Inc. ("NTC") and Rapid Cast, Inc. ("RCI"), are engaged in three types of businesses: (i) interactive computer networking products and services, (ii) discount long distance telephone communications services to residential and commercial customers in the United States, and (iii) manufacture and marketing of the Fast CastTM LenSystem that allows retail optical stores and wholesale optical lens manufacturing laboratories to produce single vision, flat-top bifocal and progressive multifocal lenses rapidly on demand. NTC is a wholly-owned subsidiary of the Company and RCI is approximately 50% owned by the Company.

    Incomnet, Inc. was incorporated under the laws of the State of California on January 31, 1974. The Company acquires and develops computer hardware and software for interactive communications networks. It currently operates a communications network under the tradename "AutoNETWORK" for several hundred automobile dismantling companies in California, Colorado, Nevada, Arizona, Oregon and Washington. The network permits the subscribers to share information simultaneously and to communicate electronically on a real-time basis through individual computer workstations linked by the Company's proprietary software, central message switching computer and front-end network processor. The Company is evaluating other business applications for its communications technology in order to establish more subscriber-based communications networks. The Company's principal executive office is located at 21031 Ventura Boulevard, Suite 1100, Woodland Hills, California, 91364. Its telephone number is (818) 887-3400.

    National Telephone Communications, Inc. was incorporated under the laws of the State of Nevada on September 6, 1984. Since July 1989 NTC has operated as an inter-exchange carrier and reseller of long distance telephone service, providing nationwide long distance telephone access to its residential and commercial customers. NTC purchases large blocks of time from long distance national and regional telecommunications carriers at rates based upon high volume usage. NTC resells the time to its customers at discounted telecommunications retail rates. In general, NTC provides its customers with rates that are 5% to 50% below the published retail rates of major national carriers like AT&T and MCI with complete domestic and international coverage. NTC's products include (i) fixed rate per minute services called Call$aver, (ii) a prepaid calling card product, Sure$aver, which eliminates calling card surcharges such as those imposed by AT&T, MCI and Sprint, (iii) a measured rate Dial-1 service that is interconnected to local telephone companies throughout the United States, and (iv) the Easy-1 service in which a single telephone bill is provided to the customers for local and long distance telephone calls through the local exchange carriers. NTC is licensed to provide telecommunication services by the Public Utilities Commissions of numerous states. NTC markets its services through referral marketing agents and affinity groups on a nationwide basis. NTC's offices are located at 2801 North Main Street, Irvine, California, 92714. Its telephone number is (714) 251-8000.

    Rapid Cast, Inc. was incorporated under the laws of the State of Delaware February 12, 1994. RCI owns 100% of the issued and outstanding stock of Q2100, Inc. ("Q2100"), which it acquired from Pearle, Inc. on February 8, 1995. The Company acquired 51% of the issued and outstanding stock of RCI on February 8, 1995, as well. Q2100 owns certain domestic and foreign patents and patent applications relating to a new technology, commonly known as Thick Film Radiation Cured Polymer Technology (the "Technology"), which enables retail optical stores, small to mid-sized wholesale optical lens manufacturing laboratories and other dispensers of prescription ophthalmic lenses to produce lenses on site rapidly and at a cost generally lower than if they were purchased from third party manufacturers and distributors. RCI is currently manufacturing and marketing this technology through the sale of casting machines and liquid monomer under the name Rapid Cast or the Fast Cast Lensystem. RCI's principal executive office is located at 1500 Hempstead Turnpike, East Meadow, New York 11554 and its telephone number is (516) 465-7312. RCI also has executive offices located at 4415 Poplar Level Road, Louisville, Kentucky 40233, where its telephone number is (502) 458-5500.


                                     THE OFFERING

Type of Security Registered. . . . . . . . .  Common Stock, no par value

Number of Outstanding Shares.. . . . . . . .   40,000

Minimum Number of
Underlying Shares-Series A Preferred . . . .  467,385

Selling Security Holders. . . . . . . . . . . The Underlying Shares are
                                              issuable upon the conversion
                                              of 2,075 outstanding shares of
                                              Series A Preferred issued by the
                                              Company in October 1996.  See
                                              "SELLING SECURITY HOLDERS."

Terms of the Series A Preferred. . . . . . .  The Series A Preferred entitles the holders to convert their
                                              Preferred Stock into the
                                              Company's Common Stock at any
                                              time upon the earlier of (i) 60
                                              days from the effective date of
                                              the registration statement
                                              covering the Underlying Shares,
                                              or (ii) 90 days after the date
                                              that the Series A Preferred is
                                              issued. The conversion ratio is
                                              equal to the lesser of (i) 80% of
                                              the average bid price of the
                                              Company's Common Stock on the
                                              public trading market on the five
                                              trading days immediately
                                              preceding the conversion date,
                                              divided by the original purchase
                                              price of the Series A Preferred,
                                              or (ii) the bid price of the
                                              Company's Common Stock on the
                                              date that the Series A Preferred
                                              is issued, divided by the
                                              original purchase price of the
                                              Series A Preferred.  The
                                              cumulative 2% per annum dividend
                                              is also payable on the conversion
                                              date.  The bid prices on
                                              the dates of funding of the
                                              Series A Preferred covered by
                                              this Prospectus range from $4.00
                                              to $4.75 per share.  See "THE
                                              COMPANY - Issuance of Convertible
                                              Preferred Stock."

Shares of Common Stock to be
Outstanding After Conversion of
Series A Preferred . . . . . . . . . . . . .  13,761,819

Voting Rights. . . . . . . . . . . . . . . .  Each Underlying Share of Common
                                              Stock will have one vote per
                                              share, if and when issued.  The
                                              Series A Preferred does not
                                              have any voting rights associated
                                              with it.

Use of Proceeds. . . . . . . . . . . . . . .  The Company has received net proceeds of $1,990,000 from the
                                              issuance of the Series A
                                              Preferred covered by this
                                              Prospectus.  The Company will not
                                              receive any proceeds from the
                                              sale of the Underlying Shares or
                                              the Outstanding Shares. The
                                              Company is using the net proceeds
                                              from the issuance of the Series
                                              A Preferred for general working
                                              capital purposes. See USE OF
                                              PROCEEDS.

NASDAQ Symbol. . . . . . . . . . . . . . . .  ICNT

                        SUMMARY CONSOLIDATED FINANCIAL DATA

    INCOMNET, INC., NATIONAL TELEPHONE COMMUNICATIONS, INC. AND RAPID CAST, INC.



                         NINE MONTHS ENDED SEPTEMBER 30                            YEAR ENDED DECEMBER 31
                         ------------------------------   ------------------------------------------------------------------------
                                 1996          1995           1995           1994           1993          1992 (2)        1991
                                 ----          ----           ----           ----           ----          --------        ----
STATEMENT OF
REVENUES

Revenues                    $77,295,795     $62,123,598   $86,564,917      $46,815,057  $11,298,972      $5,534,874    $1,898,071

Income (Loss) before
income taxes and
extraordinary items
and minority interest       (11,202,321)      3,572,612       856,543        4,000,242   (1,606,844)     (2,264,597)      397,631

Income (Loss)
before extraordinary
items & minority interest   (10,522,741)      3,286,492     1,366,025        3,999,187   (1,606,844)     (2,461,697)        1,322

Net Income
(Loss)(3)                    (8,614,808)      3,469,133     1,366,025        4,071,194     (948,769)     (2,021,333)        1,322


PER COMMON SHARE DATA

Net Income (Loss)                 (0.65)           0.28           .11              .42         (.12)           (.28)            0
Cash Dividends                        0               0             0                0            0               0             0
Book Value                         2.59            3.57          3.21             1.58          .48             .13           .20

Number of Shares             13,268,050      12,435,980    13,262,648       10,482,854    8,183,877       7,189,671     6,936,311

BALANCE SHEET DATA

Total Assets                 69,564,043      74,105,629    74,105,629       26,158,346    8,665,839       6,744,994     2,174,428
Long-Term
Debt                          8,708,181(1)    9,979,000     8,459,772(1)           900       20,000         176,000        83,334
Shareholders'
Equity                       34,414,968      44,440,550    42,548,056       16,535,153    3,929,148       1,047,125     1,396,000


----------------------------------------------------------------------

(1) Long term liabilities include approximately $8,800,000 of deferred tax liability at September 30, 1995, $8,449,050 of deferred tax liability at December 31, 1995 and $8,055,562 of deferred tax liability at September 30, 1996 arising from the nondeductibility of the RCI patent rights, which will be eliminated in accordance with Statement of Financial Accounting Standards No. 109, as the underlying patent rights are amortized to expense.

FINANCIAL RATIOS AND OTHER DATA:


                                  NINE MONTHS ENDED   YEAR ENDED          YEAR ENDED          YEAR ENDED
                                  SEPTEMBER 30, 1996  DECEMBER 31, 1995   DECEMBER 31, 1994   DECEMBER 31, 1993
-------------------------------------------------------------------------------------------------------------------
Operating Cash Flow                 ($7,301,142)         $1,378,839          $3,083,887         ($1,237,225)

Capital Expenditures                  5,158,842           7,389,419           1,693,534             636,266

Operating cash flow less capital
expenditures                        (12,459,984)        ( 6,010,580)          1,390,353          (1,873,491)

Capital expenditures as
percentage of operating cash
flow                                       (6)                536%                 55%                  (5)

Operating cash flow to interest
expense, net of interest income            (6)                896.3%                (4)                 (5)

Operating cash flow less capital
expenditures to interest
expense, net of interest income            (7)                  (7)                 (4)                 (5)
-------------------------------------------------------------------------------------------------------------------


---------------------------------------------
1. In 1991 the Company wrote-off its entire investment in Incomnet India Limited. See footnote 12 to the Notes to Consolidated Financial Statements of Incomnet in its 1994 Form 10-K for an explanation of the investment and the write-off of the investment in Incomnet India Limited. See also "Item
    14. Financial Statements" in the Company's 1994 Form 10-K.

2. The historical financial information of the Company is consolidated with the financial information of NTC commencing in 1992 to reflect the acquisition by the Company of a majority of the outstanding shares of NTC in February 1992. See "Item 14. Financial Statements" in the Company's 1994 Form 10-K. No provision for minority interest is made in the consolidated financial statements because NTC has a negative shareholders' equity.

3.  After provision for income taxes.

4. The Company had no net interest expense during the year ended December 31, 1994.

5. During the twelve month period ended December 31, 1993, the Company had a negative operating cash flow. Interest expense was $51,455 for the year ended December 31, 1993.

6. During the nine month period ended September 30, 1996, the Company had a negative operating cash flow.

7. During the twelve month period ended December 31, 1995 and the nine months ended September 30, 1996, the Company had capital expenditures substantially in excess of operating cash flow, as indicated in the table.

                                     RISK FACTORS

    Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors before purchasing the Shares, the Outstanding Shares or the Underlying Shares.

OVERVIEW - CAUTIONARY STATEMENTS

     The following are cautionary statements made pursuant to the Private Securities Litigation Reform Act of 1995 in order for the Company to avail itself of the "safe harbor" provisions of the Reform Act. The discussions and information in this Prospectus may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of the Company and its subsidiaries, please be advised that the Company and its subsidiaries' actual financial condition, operating results and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including intensification of price competition and entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, lower sales and revenues than forecast, loss of customers, disadvantageous currency exchange rates, termination of contracts, loss of supplies, technological obsolescence of the Company's products, price increases for supplies and components, inability to raise prices, failure to obtain new customers, litigation and administrative proceedings involving the Company, including the pending class action and related lawsuits and SEC investigation, the possible acquisition of new businesses that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, adverse publicity and news coverage, inability to carry out marketing and sales plans, challenges to the Company's patents, loss or retirement of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Prospectus or in other reports issued by the Company.


RISKS RELATING TO INCOMNET, INC. AND NTC

    POSSIBLE DEFICIENCIES IN CARRIER SERVICE. The telecommunications business is extremely competitive and its success depends upon several factors, including high quality technology, effective marketing, accurate billing and responsive customer service. As a "switchless" reseller of long distance telephone service registered with the Federal Communications Commission and state public utility commissions, the Company provides billing and customer service directly. The Company is, however, dependent upon services provided to it and its customers by telecommunications carriers. The Company has the right to provide long distance telephone service to its customers through any telecommunications carriers that it chooses. At present, the Company has contracts with several carriers. The two main carriers which provide service to the Company are Wiltel, which handles most calls in the mainland United States, and U.S. Sprint, which handles calls from Hawaii to the United States. The Company is subject to the risk that its carriers may not provide high quality telephone service to the Company's customers, along with accurate, timely billing records of that service to the Company.


    RISK OF TERMINATION OF CARRIER SERVICE. The Company's newest contract with Wiltel commenced on June 17, 1996 as an amendment to the contract entered into on September 15, 1995 (service had been provided under a prior arrangement since July 1992). The Wiltel Carrier Switched Services Agreement expires by its terms on June 15, 2001. Wiltel may terminate its carrier agreement with the Company or modify the charges upon 60 days prior written notice to the Company. The Company may not terminate the new Wiltel contract without a cancellation charge (the cancellation charge would be 100% of the minimum purchase requirement for the remaining term of the agreement) unless Wiltel increases its rates under the agreement by an amount the effect of which would be to cause total charges for the three months immediately preceding the rate increase to be 5% greater than they were with the original discounts. The Sprint contract commenced on April 7, 1993 and is terminable by either party upon 30 days prior notice. The termination of the contracts with either of these carriers or an increase in rates would have an adverse impact on the Company's financial condition and operating results if the Company could not replace either carrier with similar service at an equivalent price. The Company could lose its carrier contracts for reasons beyond its control. While the Company has the right to switch its customers to other carriers in its discretion, there is no assurance that the Company could replace its carrier contracts on substantially similar terms if its current contracts were terminated or were not renewed upon their expiration. Should the Company lose its contracts and not be able to replace them, it would have a significant adverse impact on both the Company's telephone and marketing related revenues because the Company would not be able to sign on new customers. There is also no assurance that the Company will continue to have the capital available and retain the qualified personnel that are required to maintain a satisfactory level of services to its customers. See "THE COMPANY - Recent Developments" and "Item 1. Business" in the Company's 1995 Form 10-K.

    MINIMUM PURCHASE REQUIREMENT.  Pursuant to its new Carrier Service
Agreement with Wiltel, the Company is obligated to purchase a minimum amount of telephone time on a "take-or-pay" basis. If the Company is not able to use the minimum amount of telephone time under the new agreement, then it must pay to Wiltel the difference between the actual usage and the minimum usage requirement in cash. The Company could experience operating losses as the result of the minimum purchase requirement in the new carrier contract. The Company currently relies on purchases by an unaffiliated party under the Wiltel agreement (at no profit to the Company) in order to meet the minimum purchase requirement. If the unaffiliated co-purchaser ceases to purchase telephone time under the agreement, the Company could experience significant operating losses. See "Item
1. Business - Contract with Wiltel" in the Company's 1995 Form 10-K."

    SEC INVESTIGATION AND RELATED LAWSUITS. In August 1994, the Company was notified by the Pacific regional office of the Securities and Exchange Commission that the Commission had initiated a confidential investigation of the Company. In September 1994 the Commission issued a formal order of private investigation. The Commission stated in its correspondence to the Company that the investigation "should not be construed as an adverse reflection on any person, entity or security, or as an indication by the Commission or its staff that any violation of law has occurred." In August and September 1994, the Company supplied copies of its books and records to the Commission, and the Company's present and prior independent certified public accounting firms submitted their working papers pursuant to the Commission's subpoena. In February 1995, the Company provided to the Commission pursuant to its subpoena additional documents associated with NTC's regulatory authorizations and with the Company's recent acquisition of a controlling interest in RCI. The Company continues to fully cooperate with the Commission. While the Company believes that the outcome of the fact finding investigation will not have a material adverse effect on the financial condition or operating results of the Company, no assurance can be given on this matter until the investigation is concluded. See "Item 3. Legal Proceedings - Securities and Exchange Commission Investigation" in the Company's 1995 Form 10-K, as updated in the Company's Form 10-Q for the quarter ended September 30, 1996 under "Item 1. Legal Proceedings - Securities and Exchange Commission Investigation."

     On January 20, 1995, a class action lawsuit was filed in the United States District Court of the Central District of California against Incomnet, Inc. and Sam D. Schwartz, known as ISABEL M. SPERBER VS. INCOMNET, INC AND SAM D. SCHWARTZ, alleging violations of federal securities laws. In particular, the suit alleges that the defendants violated Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934, as amended, by not disclosing in August 1994 that the Securities and Exchange Commission had initiated a confidential investigation of the Company. The suit also alleges that the Company issued false and misleading press releases on January 17, 1995 and January 18, 1995. On October 17, 1995, the complaint was amended to add claims that the Company and its former Chairman, Sam D. Schwartz, violated federal and state securities laws because Mr. Schwartz did not disclose purchases and sales of the Company's stock made in the open market by him and his affiliates. Two additional civil lawsuits were filed in federal district court in Georgia making similar claims and allegations, both of which have been transferred to the same California court as the SPERBER case. On July 22, 1996, the Company was served with a complaint in the lawsuit CHARLES STEVENS VS. SAM D. SCHWARTZ AND INCOMNET, INC., Civil Action No. 96-4906 RMT (VAPx), filed in the United States District Court for the Central District of California, Western Division. The complaint alleges that the Company and its former Chairman, Sam D. Schwartz, violated Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934, as amended, and
Section 25400 of the California Corporations Code, as a result of false and misleading statements made by defendants and undisclosed trading in the Company's stock engaged in by Mr. Schwartz and his affiliates. The claims are similar to those made in the pending class action lawsuit. In July 1996, the Company became aware of a complaint in the lawsuit entitled SILVA RUN WORLDWIDE LIMITED VS. INCOMNET, INC., SAM D. SCHWARTZ, BEAR STEARNS & CO., INC., LESLIE SOLMONSON, RONALD F. SEALE, MARINER RESERVE FUND, COMPANIA DI INVESTIMENTO ANTILLIANO, COUTTS & CO. AG, SALVATORE M. FRANZELLA, PETER G. EMBIRICOS, AND JOS SCHUETZ, filed in the United States District Court for the Southern District of New York. The complaint states that the plaintiff was a purchaser of the Company's stock in July 1995. The complaint alleges that the Company and its former Chairman violated Sections 10(b) and 20(a) and Rule 10b-5 of the Securities Exchange Act of 1934, as amended, as a result of false and misleading statements made by the defendants and undisclosed trading in the Company's stock engaged in by Mr. Schwartz and his affiliate. The plaintiff also alleges that Mr. Schwartz and his affiliate owed a fiduciary duty to the plaintiff and breached it by their conduct, and that these defendants committed common law fraud. The complaint also alleges other causes of action against other unrelated defendants. The suits seek recision and damages on behalf of the plaintiffs. Litigation has been threatened by other potential claimants. There is no assurance that these pending and threatened lawsuits will not have a material adverse effect on the Company and its financial condition and operating results. See "Item 3. Legal Proceedings" in the Company's 1995 Form 10-K, as updated under "Item 1. Legal Proceedings - Class Action and Related Lawsuits" in the Company's Form 10-Q for the quarter ended September 30, 1996, and "RISK FACTORS -Risks Relating to Incomnet and NTC - Status of Settlement Agreements."

    RISKS INHERENT IN NETWORK MARKETING PROGRAMS. The Company sells its telephone service through a network marketing program in which independent sales representatives sign up both new independent sales representatives and telecommunications customers. The independent sales representatives are independent contractors, not employees of the Company, and pay all their own expenses. New independent representatives purchase sales materials, training and limited product inventories from the Company. As the representatives sign up new representatives, who themselves also sign up new representatives, the initial representative builds a "downline" of representatives that can reach through multiple levels. The Company's marketing plan allows a representative to build a network down to seven levels. Representatives do not receive commissions for bringing in new representatives. Representatives only receive commissions, overrides and bonuses based on bringing telephone customers and revenues to the Company.

While the development of a strong network marketing program can result in a stable base of independent sales representatives who generate revenues from signing up both new customers and new representatives, there are risks inherent in network marketing. Because the representatives are structured in downlines, there is a much higher risk associated with competitive programs designed to attract the Company's existing base of representatives. If representatives decide to leave the Company's program for a competitive program, there is a strong incentive for those representatives to bring other representatives in their downlines to the new program, all of whom will also try to move their telephone customers to the new program. As the momentum of representatives switching to new programs builds, the Company would experience a substantial loss of both representatives and customers. As a result, a sales force based upon network marketing has the inherent risk of eroding more rapidly than would otherwise occur if the Company operated through a base of representatives who worked directly for the Company. There are no assurances that the Company can keep its marketing plan competitive against competitive plans. Consequently, there is a risk that the Company's base of representatives and customers could decline in a manner that would have a serious impact on the Company's revenues and earnings.

    LOSS OF INDEPENDENT SALES REPRESENTATIVES. In February 1994, a group of approximately ten independent sales representatives in Northern California left the Company to market a competitive telephone service using a multi-level marketing approach. These representatives attempted to recruit other representatives and telephone customers away from the Company to their competitive program. The Company believes that these representatives took proprietary lists of the Company's representatives and customers with the intention of soliciting them to join their program, which was in direct violation of contracts that these representatives signed when they joined the Company's marketing program. As a result, the Company has filed suit against the representatives for damages of $500,000 for the loss of customers who were obtained through the taking of proprietary lists from the Company. The Company also sought and received a temporary restraining order against the representatives from continuing to use the Company's proprietary materials to solicit customers from the Company. The Company estimates that it has lost under 100 representatives and under 1,000 customers as a result of actions by the former marketing representatives. The Company's request for a permanent injunction was denied by the court on the grounds that the Company had not sustained enough continuing damages to warrant a permanent injunction. There are no assurances that the losses will remain at the current level. The defendants have filed a cross-complaint against NTC and the Company claiming that NTC failed to meet its contractual obligations to the defendants, and that the actions taken by the defendants were legal. The cross-complaint seeks compensatory and special damages, along with general and punitive damages.
There is no assurance that the Company will prevail in its lawsuit to recover damages or that it may not lose more representatives and customers in the future, or that the defendants will not be successful with their cross-complaint. See "Item 3. Legal Proceedings - Legal Action Against Prior Representatives" in the Company's 1995 Form 10-K, as updated under "Item 1. Legal Proceedings - Legal Action Against Prior Representatives" in the Company's Form 10-Q for the quarter ended September 30, 1996.

    RISKS OF BILLING THROUGH LOCAL EXCHANGE CARRIERS. NTC is offering a long distance telephone service called Easy-1 pursuant to which customers receive a single bill from their local telephone company for both local and long distance telephone service (NTC offers only long distance service). As a result, the local exchange carriers handle NTC's long distance billings and collections. Theoretically, billing through the local exchange carrier is supposed to enhance collection rates and lower NTC's billing costs, while offering a convenience for customers. The local exchange carriers charge a fee for their billing and collection services. There is no assurance that the cost savings and collections from the services provided by local exchange carriers will justify the charges being incurred by NTC for those services. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    QUALIFICATION OF PRIOR AUDIT REPORTS. The reports of the independent certified public accountants with respect to the Company's financial statements for the fiscal year ending December 31, 1995 include an explanatory paragraph with respect to uncertainties related to the pending shareholders' class action matter. The reports of the independent certified public accountants with respect to the Company's financial statements for the fiscal years ending December 31, 1992 and 1993 raised substantial doubts regarding the Company's ability to continue as going concerns because the current liabilities of the Company exceeded current assets by a significant margin. In addition, the scope of Grant Thornton's audit report with respect to Incomnet for the fiscal year ending December 31, 1990 was limited to the extent that it was not able to verify certain amounts with respect to Incomnet's investment in Incomnet, India, Ltd. In 1991 Incomnet wrote-off its entire investment in Incomnet India, Ltd.

    POSSIBLE NEED FOR ADDITIONAL FINANCING - DILUTION OF OWNERSHIP IN RCI. The Company may need additional capital in order to finance its anticipated growth, especially the growth of its subsidiaries, NTC and RCI. NTC must purchase and install more computer hardware and software to add capacity. Unforeseen events such as the unexpected loss of customers or expenditures which were not budgeted could also require the Company to seek additional capital. Since April 1996 the Company, from the proceeds of loans made or arranged for it by Melvyn Reznick, the President of the Company, and from advances made to it by NTC, has loaned approximately $1,600,000 to RCI to fund its pro rata portion of loans being made to RCI by its shareholders to finance its operations. In January 1996 the Company also loaned $326,400 to RCI pursuant to a three year 8% convertible note. There is no assurance that the Company's loans to RCI will be repaid or that RCI will be able to raise additional capital. If RCI needs additional financing and the Company does not have the funds available to make its pro rata share of the advances, the Company's percentage ownership in RCI could be significantly diluted. Furthermore, if RCI needs additional financing or capital and cannot obtain it, its operations could be severely hampered, resulting in a material adverse impact on the operating results and financial condition of the Company. There is no assurance that the Company or its subsidiaries can obtain additional capital or financing, if necessary, or obtain it on acceptable terms. The shareholders of the Company may experience substantial dilution in their ownership of the Company as a result of financings or capitalizations done by the Company in order to obtain necessary funding.
See "RISK FACTORS - Adverse Effects of Issuance of Preferred Stock." Furthermore, as a result of the issuance of stock options and warrants by RCI since the acquisition of a controlling interest in it by the Company on February 8, 1996, partially to raise capital, the Company's ownership interest in RCI has been reduced to approximately 43.8% on a fully diluted basis, and may be reduced further.

    NO ASSURANCE OF PROFITABILITY - RECENT LOSSES. In the past the Company and its wholly owned subsidiary, NTC, have incurred substantial operating losses and have only recently achieved profitability. RCI and its wholly owned subsidiary, Q2100, have only recently emerged from the development stage and have incurred substantial operating losses since their inception. See "RISK FACTORS - Risks Relating to RCI - Recent Emergence From Development Stage." There is no assurance that the Company's consolidated revenues will continue to grow or be earned at current levels, or that the Company will continue to be profitable. For the fiscal year ending December 31, 1993 the Company had a net loss of $948,769 on a consolidated basis and NTC had a net loss of $1,033,232, although the Company had net income on a consolidated basis of $4,071,194 for the year ended December 31, 1994. For the fiscal year ending December 31, 1995, the Company had a net income on a consolidated basis of $1,366,025. As of December 31, 1995, NTC had an accumulated shareholders' deficit of approximately

$2,602,340 and RCI had an accumulated shareholders' deficit of approximately $1,450,085. There is no assurance that RCI will ever be profitable, or that NTC will continue to be profitable. There is no assurance that the Company will not incur operating deficits in the future. See "SELECTED CONSOLIDATED FINANCIAL INFORMATION", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", and "Item 14. Financial Statements" in the Company's 1995 Form 10-K, and the Company's
Form 10-Q for the quarter ended September 30, 1996.

    COMPETITION. The telephone and telecommunications industries are extremely competitive, especially the provision of long distance telephone services. In its long distance telephone business, the Company competes with several long distance carriers such as AT&T, MCI, Sprint and others, which have substantially greater financial, marketing and other resources than the Company. The Company depends on independent marketing representatives in order to obtain customers for its long distance telephone services. Several other network marketing firms also utilize independent marketing representatives to sell long distance telephone services, and may compete with the Company for marketing representatives. Independent marketing representatives may leave the Company to work for competitors from time to time, adversely affecting the Company's business. The Company's network telecommunications business is also subject to competition, and both business segments may experience competition from new competitors in the future. Many of the Company's competitors have higher national, regional and local recognition than the Company. There is no assurance that the Company will be able to continue to successfully compete in the long distance telephone or network telecommunications businesses. See "THE COMPANY" and "Item 1. Business - Operations" in the Company's 1995 Form 10-K.

    ADVERSE IMPACT OF GOVERNMENT REGULATION. The Company's businesses are subject to government regulation in several respects which could cause additional operating costs and which must be monitored for compliance. NTC, the Company's wholly owned subsidiary, must comply with advertising and disclosure rules relating to its sale of long distance telephone services to the public. Its retail marketing program utilizing independent representatives to recruit retail customers and additional representatives is subject to state laws regulating public network marketing programs. NTC must be registered with the public utility commissions of most states in order to provide telephone service in those states. While NTC's registrations are effective in most of those states, it continues to operate through agency contracts in certain states where its registrations are pending. NTC anticipates that the balance of its pending registrations will be approved.

    NO DIVIDENDS ON COMMON STOCK. The Company has not paid dividends on its Common Stock in the past and does not anticipate the payment of any cash dividends in the near future. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS."

    CONTROL BY THE PRINCIPAL STOCKHOLDERS. The principal stockholders own in the aggregate approximately 8% of the combined voting power of the Company's Common Stock, not including those shares owned by its prior Chairman and President, Sam D. Schwartz (who owns approximately 14.7% of the outstanding shares). Accordingly, the principal stockholders are able to exercise significant control of the vote on matters submitted to a vote of the Company's stockholders. Such control by the principal stockholders may have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then current market prices. See "PRINCIPAL STOCKHOLDERS."

    SHORT-SWING PROFITS PAYABLE TO THE COMPANY. As asserted in the pending lawsuit filed against the Company and Sam D. Schwartz, the Company's prior President, entitled RICHARD MORALES VS. INCOMNET, INC. AND SAM D. SCHWARTZ, 96 Civil 0225, filed in January 1996 in the United States District Court in the Southern District of New York, the Company is owed substantial short-swing profits by Mr. Schwartz pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended. The Company is conducting discovery to ascertain the amount of short-swing profits. The payment of the short-swing profits may be made by the redemption of a sufficient number of shares of the Company's Common Stock owned by Mr. Schwartz to equal the amount of the short-swing profits plus interest owed to the Company. See "Item 3. Legal Proceedings - Section 16(b) Lawsuit" in the Company's 1995 Form 10-K, as updated in "Item 1. Legal Proceedings - Section 16(b) Lawsuit" in the Company's Form 10-Q for the quarter ended September 30, 1996. There is no assurance regarding if or when the short-swing profits owed to the Company will be paid.

RISKS RELATING TO RCI

    RECENT EMERGENCE FROM DEVELOPMENT STAGE. RCI recently emerged from its development stage. RCI was incorporated in February 1994 and did not commence marketing its products until after a controlling interest in it was acquired by the Company on February 8, 1995. RCI has a limited operating history and only began shipping its products in April 1995. RCI and Q2100 have incurred substantial operating losses since their inception. As of December 31, 1995, they had a consolidated shareholders' deficiency accumulated during their development stage of $1,450,085. The likelihood of RCI's success must be considered in light of the foregoing facts, together with the expenses, difficulties, uncertainties and delays frequently encountered in connection with the early phases of a new business. Unanticipated difficulties relating to marketing, manufacturing or competition, for instance, could materially adversely affect RCI's ability to achieve its business objectives. Certain of RCI's customers have experienced technical and mechanical difficulties with the casting machines. RCI has had to make service calls on those machines and is making design modifications to its equipment and components. There is no assurance that design modifications will solve problems that have arisen and may arise in the future. See "Item 1. Business - Rapid Cast, Inc."

    RISK OF UNCERTAIN MARKET ACCEPTANCE; COST OF LENSYSTEM. RCI's success depends substantially upon the acceptance of the LenSystem as an alternative to traditional methods of purchasing and fabricating eyeglass lenses. Factors that may adversely affect market acceptance include potential customers' unfamiliarity with the Company's relatively new technology, lens making processes, products, lens designs and materials, their reluctance to change current methods of purchasing and fabricating lenses, and the initial capital investment in purchasing the LenSystem. Furthermore, potential customers may be reluctant to purchase the LenSystem because it cannot currently manufacture all possible prescriptions and lens types. In addition, lens dispensers can obtain single vision lenses (approximately 50% of the lens type dispensed) at prices competitive with or lower than the cost of producing such lenses utilizing the LenSystem. After LenSystems are purchased, there can be no assurance that customers will continue to use their LenSystem to fabricate lenses. Consequently, there can be no assurance that customers will accept RCI's products as an alternative to traditional methods of purchasing and fabricating optical lenses. Moreover, market acceptance of the LenSystem will depend, in large part, upon its pricing (of both the LenSystem and the Rapid Cast Liquid Monomer) and RCI's ability to demonstrate the advantages of the LenSystem over competing products, technologies, and current distribution channels. See "Item
1. Business - Rapid Cast, Inc." in the Company's 1995 Form 10-K.

    OPERATING LOSSES; NEED FOR ADDITIONAL FINANCING; UNCERTAINTY OF ADDITIONAL FINANCING. RCI's operations to date have consumed substantial amounts of capital, and RCI expects its capital and operating expenditures to increase in the next few years. Such operating expenses are currently, and may continue to, exceed RCI's revenues. RCI has not been profitable since its inception. RCI has had to substantially slow its production schedule because it does not have adequate capital to purchase supplies and components. RCI is in default on certain of its payment obligations. There is no assurance that RCI will be able to obtain additional financing or capital from any source. RCI's need for additional financing will depend upon numerous factors, including, but not limited to, the extent that and duration of RCI's future operating losses, the level and timing of future revenues and expenditures, market acceptance of new products, the results of ongoing research and development projects, competing technologies, market developments, and the ability of RCI to maintain and develop additional collaborative arrangements and international distribution agreements. Except for a credit line of up to $500,000 with Bank Leumi Trust, which is fully drawn as of November 18, 1996, the Company currently has no committed external source of funds. To the extent that existing resources are insufficient to fund RCI's activities, RCI may seek to raise additional funds through public or private financings. There can be no assurances that additional financing will be available or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders may result. If adequate funds are not available, RCI's results of operation may be adversely affected. See "Item 1. Business - Rapid Cast, Inc." in the Company's 1995 Form 10-K.

    LOANS FROM RCI FOUNDERS. As of October 10, 1996, RCI owed approximately $1,463,334 to the founding stockholders of RCI, which does not include an additional $3,966,927 loaned or to be loaned to RCI during the period from January 1996 to November 14, 1996 (not including accrued interest) by its existing shareholders and executives, including the Company, which loaned its pro rata share of approximately $2,034,400 (not including accrued interest). See "THE COMPANY - Loans to Rapid Cast, Inc." The $1,463,334 indebtedness to the RCI founders accrues interest at the rate of 7% per annum and is due July 31, 1996, subject to certain conditions. With respect to the balance of the debt, $648,000 of it is due on December 31, 1999 but is expected to be converted into shares of RCI's Common Stock at a price of $.80 per share, and the balance is due one year from the date of the loan. No funds are presently available to repay the indebtedness. See "Item 1. Business - Acquisition of Rapid Cast, Inc." in the Company's 1995 Form 10-K.

    COMPETITION. The vision care industry is subject to intense competition from a variety of sources. RCI competes with conventional channels of distribution, including lens manufacturers and wholesale lens laboratories and, to a lesser extent, with manufacturers of point of sale lens fabrication systems, manufacturers of contact lenses and providers of equipment related to medical treatments to correct refractive disorders. Many of RCI's competitors have significantly greater financial, technological, marketing and other resources than RCI, which could enable such competitors to develop new processes or products that could render RCI's products obsolete or less competitive. In addition, many of RCI's competitors have significantly greater experience than RCI in developing new lenses, lens materials and fabrication technologies, and there can be no assurance that RCI will be able to compete effectively with such competitors. The effects of such competition could have a material adverse effect on RCI's financial condition and results of operations.

    RAPID TECHNOLOGICAL CHANGE. The potential market for the LenSystem is one characterized by rapidly changing technology, and many of RCI's competitors have substantially greater resources for the research and development of new technologies than RCI will have for such purposes. There can be no assurance that technologies or medical advances, including, without limitation, laser vision correction, Radial Keratotomy (RK) and new ophthalmic drugs which could obviate the need for prescription lenses, will not render the LenSystem uncompetitive or obsolete. RCI's ability to anticipate changes in technology, and then to improve the Technology or development or acquire new technologies in response to such changes, will therefore be a critical factor affecting RCI's ability to grow and become profitable. There accordingly can be no assurance that the Technology will not be subject to the development or widespread acceptance of any new processes or products that cause the Technology to become noncompetitive, incompatible, or result in early product obsolescence, or that RCI's business will not be materially adversely affected as a result. Substantial research and development is being conducted by competitors and others with respect to lens fabrication systems that could enable eyewear dispensers to fabricate plastic eyeglass lenses at the point of sale. RCI believes that this research and development will continue and may intensify and accelerate. The development or widespread acceptance of any new process or products, including new lens shapes, sizes, coatings and materials that cause RCI's products to become obsolete, noncompetitive or incompatible, would have a material adverse effect on RCI's financial condition and results of operations.

    THE OPTICAL MARKETPLACE. RCI's success will depend, in significant part, on its ability to anticipate trends and changes in the optical marketplace and to develop or acquire technology capable of satisfying the demands of the marketplace in connection with such trends and changes. Among the factors RCI must be aware of are fashion, lens material, lens coatings and treatments. Some or all of the changes required to be made in response to these factors may not be adaptable to an onsite lens manufacturing environment and could have a material adverse effect on RCI's financial condition and results of operations.

    PATENTS AND PROPRIETARY RIGHTS.   In February 1995, RCI acquired all of the
capital stock of Q2100 and thus all of Q2100's issued patents and patent applications that relate to the Technology. As of the date of this Prospectus, five United States patents have issued, eight United States patent applications are pending, and over 20 foreign applications are pending. RCI's success depends, in significant part, on its ability to obtain patent protection for its products, both in the United States and in other countries, to preserve its intellectual property rights and to operate without infringing on the rights of third parties. There can be no assurances that RCI will be able to protect its intellectual property rights adequately, that competitors will not be able to develop similar technology independently, that the claims allowed on any patents held by RCI will be sufficiently broad to protect RCI's technology or that RCI's patents will provide a significant competitive advantage for its products. Moreover, RCI believes that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws. In addition, the protection provided by foreign patents, once they are obtained, may be weaker than the protection provided by United States patents. The failure by RCI to protect adequately its intellectual property rights could have a material adverse effect on RCI's financial condition and results of operations. RCI has been the subject certain legal disputes involving the intellectual property rights of others. See "Item 3. Legal Proceedings -
Patent Infringement Lawsuit" in the Company's 1995 Form 10-K, as updated in "Item 1. Legal Proceedings - Patent Infringement Lawsuit" in the Company's
Form 10-Q for the quarter ended September 30, 1996. Any litigation in the future to enforce patents issued to RCI, to protect trade secrets or know-how possessed by RCI or to defend RCI against claimed infringement of the rights of others would be time-consuming and costly, and could have a material adverse effect on RCI's financial condition and results of operations. Additionally, the manufacture and sale of products that RCI develops or markets may involve the use of processes, products or information, the rights to which may be held by others. There can be no assurance that RCI will be able, for financial reasons or otherwise, to obtain ownership or license rights with regard to the use of such processes, products or information or, if obtained, that the use of such rights will be on terms favorable to RCI. Failure to obtain such rights, if any, could have a material adverse effect upon the financial condition and results of operations of RCI. RCI also relies, and will continue to rely, on trade secrets and proprietary known-how which it seeks to protect, in part, by secrecy agreements with its employees, consultants, licensees, potential strategic partners and others. There can be no assurance that any such agreements will not be breached, that RCI would have adequate remedies for any such breach, or that RCI's trade secrets are not already known to, or will not otherwise become known to, or be independently developed by, RCI's competitors.  To the extent that consultants, licensees or other third parties (such as prospective joint venture partners or subcontractors engaged to manufacture the LenSystem) participate in RCI's projects, technological information independently developed by them or by others may be the subject of disputes as to the proprietary rights to such information, which disputes may not be resolved in favor of RCI. The LenSystem uses as its raw material the Rapid Cast Liquid Monomer, which is injected into a lens mold and then cured (i.e., hardened)
into a finished lens. The Rapid Cast Liquid Monomer is a proprietary trade secret which is not protected by any issued patents nor the subject of any patent applications. RCI does not currently intend to seek patent protection
for the Rapid Cast Liquid Monomer.   See "Item 1. Business - Rapid Cast, Inc.
- Technical Overview of the Rapid Cast LenSystem" in the Company's 1995 Form
10-K.

    MANUFACTURING UNCERTAINTIES. RCI currently does not have the facilities to manufacture the LenSystem's equipment components and raw materials (i.e., the Rapid Cast Liquid Monomer) and has no plans to develop its own manufacturing capabilities. RCI engages subcontractors and licensees to produce such components and raw materials. RCI is at present substantially dependent upon four suppliers from which it purchases different components and the Rapid Cast Liquid Monomer. RCI believes that it could take in excess of six months to secure alternatives for its suppliers in the event of the loss of RCI's current suppliers. The glass molds utilized by the LenSystem to produce a specific progressive multifocal design are available from only one supplier. Alternative suppliers for those glass molds or any other component of the LenSystem may not be available. RCI has certain of its components and tooling manufactured abroad and may have additional components provided by foreign suppliers in the future. The loss of a supplier for any material or component used by RCI or the inability of a supplier to fulfill RCI's requirements might cause significant delays in deliveries and the incurrence of additional costs. Such delays or increased costs could have a material adverse effect on RCI's financial condition and results of operations.

    MARKETING UNCERTAINTIES, DOMESTIC. RCI's marketing efforts in the United States have relied primarily on trade journals, trade shows and conventions to present its products to the marketplace. RCI has not expended significant funds on direct or other marketing campaigns and has a dedicated sales and marketing staff of four persons. There can be no assurance that the implementation of RCI's future marketing plans will be effective or that RCI will not be required to expend more than it currently anticipates in order to market its products.

    MARKETING UNCERTAINTIES; INTERNATIONAL.  RCI generally markets its
LenSystem internationally through exclusive local distributors and has entered into several exclusive distribution agreements worldwide. There can be no assurance that the purchase commitments and other obligations contained in these agreements will be honored. Nor can there be any assurance that suitable distributors for other countries to which RCI is not currently distributing will be found. Laws and regulations imposed by foreign countries may also adversely affect the marketing or commercial viability of the LenSystem and the Rapid Cast Liquid Monomer. Additionally, significant fluctuations in the value of the United States dollar could adversely affect future demand for the LenSystem in foreign countries.

    PRODUCT LIABILITY CLAIMS AND UNINSURED RISKS. The manufacturing, marketing and sale of prescription ophthalmic lenses entail the inherent risk of exposure to product liability claims. These claims might be made by, among others, consumers who purchase lenses manufactured by, or businesses that utilize, the Lensystem. Currently, RCI maintains product liability insurance which provides coverage of $6,000,000 per occurrence and $7,000,000 in the aggregate. There can be no assurance that RCI will be able to maintain such insurance at commercially reasonable rates, if at all, or that the coverage provided thereby is sufficient to fully protect RCI against liability. RCI's inability or failure to protect itself adequately against such liabilities could have a material adverse effect upon its prospects, financial condition and results of operations.

    EQUIPMENT INSTALLATION AND SERVICE. RCI does not presently have any contracts or arrangements with qualified companies to install and service the LenSystem, currently relying on its staff of installers and technicians. Furthermore, equipment malfunctions have caused and may in the future cause RCI to incur unanticipated operating expenses that may not be covered by component manufacturers' warranties. See "RISK FACTORS -- Risks Relating to RCI -- Recent Emergence From Development Stage."

    DEPENDENCE UPON KEY PERSONNEL. The success of RCI will be largely dependent upon the continuing services and efforts of certain of its directors and executive officers. The loss of the services of Jeffrey Rubin, Galen Powers or Dr. Omar Buazza could have a material adverse effect upon RCI's ability to achieve its business objectives. RCI has entered into employment agreements with certain of its officers, including Jeffrey Rubin, Dr. Omar Buazza, Galen Powers, Steve Luetke and Thomas Freedman. It has also entered into an employment agreement with Dr. Larry Joel which is expected to be replaced by a consulting agreement. RCI may enter into employment agreements with some of its other existing officers. RCI expects that its ability to achieve its business objectives will also depend in large part upon its ability to attract and retain highly qualified management personnel in the future, including sales, marketing and scientific staff. There can be no assurance that RCI will be able to attract and retain personnel with the requisite skills and experience necessary to successfully manage RCI's business and operations.

    REGULATORY CONSIDERATIONS. The lenses produced by the LenSystem are regarded by the United States Food and Drug Administration (the "FDA") as medical "devices" within the meaning of the Federal Food, Drug, and Cosmetic Act (the "Food and Drug Act"), but the lenses may be marketed without pre-market notification, review, approval or clearance by the

FDA. Other requirements, principally those concerning impact resistance, current good manufacturing practices, labeling and reporting of certain allegedly device-related adverse effects will apply. RCI believes that the LenSystem, as manufacturing equipment, is itself not a "medical device" under the Food and Drug Act. If the LenSystem is itself a medical device, RCI believes that LenSystem may be marketed without premarket notification, review, approval, or clearance by the FDA, although other requirements, principally those concerning current good manufacturing practices, labeling, and reporting of certain allegedly device-related adverse affects, and of device malfunctions in certain circumstances, would apply. In any event, certain state and local government authorities (such as the State of California) also regulate medical device manufacturers. Depending upon where LenSystem equipment is manufactured, RCI may be subject to such additional state regulations. Although there can be no assurance in this regard, RCI does not anticipate that compliance with such governmental regulation will have an adverse effect upon its business. Failure to comply with FDA, and in some cases, the state requirements, could result in civil sanctions, e.g., product seizure, injunction versus product manufacturing or distribution, or criminal prosecution and conviction. In addition, certain legal impediments and foreign regulatory restrictions may affect the sale and exportation of the LenSystem to countries other than the United States.

    PAYMENT OF ACQUISITION PRICE OF RCI. The Company issued 600,000 shares of restricted Common Stock to the founding shareholders of RCI to complete the payment of the purchase price of 51% of RCI in lieu of issuing up to 750,000 shares of performance based stock. RCI's financial performance during the twelve month period ending March 31, 1996 indicates that the founding shareholders of RCI would not have been issued any additional shares of the Company's common stock under the original stock purchase agreement. See "Item
1. Business - Acquisition of Rapid Cast, Inc." in the Company's 1995 Form 10-K.

    NO ANTICIPATED DIVIDENDS. Since inception, RCI has not declared or paid any cash dividends on its common stock and does not anticipate paying any cash or other dividends on its common stock in the foreseeable future. The declaration and payment of any cash dividends in the future will be determined solely by the Board of Directors of RCI (which will, for the foreseeable future, be elected by RCI's current stockholders, including the Company).

    AUTHORIZATION OF ADDITIONAL SECURITIES. RCI's Certificate of Incorporation authorizes the issuance of up to 30,000,000 shares of common stock. RCI's Board of Directors has the power to issue any and all of such shares without stockholder approval. RCI may issue a substantial number of additional shares in the future. In this regard, RCI plans to make a private placement of its securities in the near future to raise additional capital which would result in a significant dilution of the Company's ownership in RCI. To the extent that additional shares of common stock are issued, dilution of the interests of RCI's stockholders, including the Company, will occur.

    OPTION PLAN. Pursuant to its stock option plan, RCI may grant options to purchase up to 2,750,000 shares of its common stock to directors, officers and employees of, and consultants to, RCI. RCI has issued options to purchase 2,192,000 shares of common stock under the option plan. During the respective exercise periods of the above-mentioned options, the holders thereof are given an opportunity to profit from a rise in the market price of the common stock (if RCI's stock becomes publicly traded), with a resultant dilution of the interests of the then existing stockholders. As a result, the terms upon which RCI may obtain additional equity financing during such periods could be adversely affected. These holders may be expected to exercise their rights to acquire common stock at a time when RCI would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these options.

GENERAL RISKS


    BUSINESS DEPENDENT ON KEY PERSONNEL. The Company's business is partially dependent upon the performance of certain key individuals, including its President and Chief Executive Officer, certain executives of its wholly-owned subsidiary, NTC, and certain executives of its 50% owned subsidiary, RCI. The Company has entered into a four year employment agreement (i.e. expiring on November 30, 1999) with Melvyn Reznick, its President and Chief Executive Officer, a three year employment agreement with Edward R. Jacobs, the President of NTC, and employment agreements with Larry Joel and Jeff Rubin, executive officers of RCI. RCI is entering into long term employment agreements with four other of its executives. The Company does not anticipate a termination of its employment relationships with any of its key executives, other than Larry Joel, who has indicated his intention to resign as an officer and director of RCI. The loss of one or more key executives of the Company, NTC or RCI could have an adverse impact on the Company's business. See "Item 1. Business - Employees" in the Company's 1995 Form 10-K.

    DILUTION CAUSED BY FUTURE SALES OF SHARES. As of November 14, 1996, the Company has approximately 3,807,200 shares of Common Stock (not including the Shares, the Underlying Shares or outstanding shares of Series A Preferred Stock in addition to the ones covered by this Prospectus) issued and outstanding which may be deemed "restricted securities" as that term is defined under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). The restricted securities may be sold in the future in compliance with Rule 144 or Regulation S of the Securities Act. Ordinarily, under Rule 144 a person who is an affiliate of the Company (as that term is defined in Rule 144) and has beneficially owned restricted securities for a period of two years may, every three months, sell in brokerage transactions an amount that does not exceed the greater of (i) 1% of the outstanding class of such securities or (ii) the average weekly trading volume in such securities on all national exchanges or reported through the automated quotation system of a registered securities association during the four weeks prior to the filing of a notice of sale by a securities holder. A person who is not an affiliate of the Company who beneficially owns restricted securities is also subject to the foregoing volume limitations but may, after the expiration of three years, sell unlimited amounts of such securities under certain circumstances. Pursuant to Regulation S, foreign shareholders may resell their shares without restriction after the expiration of 40 days from the date of the sale of the stock to them. The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including the Shares and the Underlying Shares) in the public market, or the perception that such sales could occur, could depress prevailing market prices for the Company's Common Stock. Such sales may also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price which it deems appropriate.

     DILUTION CAUSED BY FUTURE ISSUANCES OF STOCK BY THE COMPANY. The Company's Certificate of Incorporation, as amended, authorizes the issuance of 20,000,000 shares of Common Stock and 100,000 shares of preferred stock. The Company currently has 13,294,434 shares of Common Stock outstanding and 2,440 shares of the Series A Preferred Stock outstanding, 2,075 shares of which are included in the Series A Preferred in this Prospectus. Assuming the conversion of all of the Series A Preferred covered by this Prospectus and the issuance of the Underlying Shares at an assumed price of $4.44 per share, the Company would have 13,761,819 shares of its Common Stock outstanding, not including the potential issuance of additional shares of Common Stock issuable upon the conversion of other outstanding shares of Series A Preferred Stock and outstanding options and warrants. The remaining shares of Common Stock not issued or reserved for specific purposes may be issued without any action or approval of the Company's stockholders. Although there are no present plans, agreements or undertakings involving the issuance of such shares, except as disclosed in this Prospectus, any such issuance could be used as a method of discouraging, delaying or preventing a change in control of the Company or could dilute the public ownership of the Company. There can be no assurance that the Company will not undertake to issue such shares if it deems it appropriate to do so. See "DESCRIPTION OF CAPITAL STOCK."

    POSSIBLE ADVERSE EFFECTS OF ISSUANCE OF PREFERRED STOCK.  The
Company's Certificate of Incorporation, as amended, authorizes the issuance of a maximum of 100,000 shares of Preferred Stock on terms that may be established by the Company's Board of Directors without further stockholder action. In September and October 1996 the Company issued $2,440,000 of Series A 2% Convertible Preferred Stock (as of November 14, 1996), which is convertible into the Company's Common Stock based on a price equal to the lesser of the bid price of the Company's Common Stock on the date of funding (i.e. ranging from $4.00 to $4.75 per share), or 80% of the average bid price during the five trading days immediately preceding the date of the conversion. Consequently, the Common Stockholders will experience dilution from the conversion of the Preferred Stock. The dilution will be greater to the extent that the bid price of the Company's Common Stock is lower at the time of conversion, since more shares of Common Stock will be issued for each share of outstanding Series A Preferred. Furthermore, while the Preferred Stock remains outstanding, the Company is subject to certain restrictive covenants. See "THE COMPANY - Issuance of Convertible Preferred Stock." The terms of any other series of Preferred Stock, which may include priority claims to assets and dividends and special voting rights, could also adversely affect the rights of holders of the Common Stock. To date, no Preferred Stock other than the Series A 2% Convertible Preferred Stock has been issued by the Company, although the Company may issue more Series A 2% Convertible Preferred Stock in the future. The issuance of Preferred Stock could make the possible takeover of the Company or the removal of the Company's management more difficult, or otherwise dilute the rights of holders of Common Stock and the market price of the Common Stock. See "DESCRIPTION OF CAPITAL STOCK - Preferred Stock."


                                     THE COMPANY

GENERAL

    The Company, its wholly-owned subsidiary, NTC, and its 51% owned subsidiary, RCI, are engaged in three businesses: (i) interactive communications networking services by the Company, (ii) the provision of long distance telephone services by NTC, and (iii) the manufacture and marketing of the Fast CastTM Lensystem that allows retail optical stores and wholesale optical lens manufacturing laboratories to produce single vision, flat-top bifocal and progressive bifocal and multifocal lenses rapidly on demand.

    The Company provides interactive communications networking services using its proprietary communications software, a central message switching computer and front-end network processor. All subscribers to Incomnet's communications network can simultaneously access the information on the system, can communicate on the system on a real-time basis and can leave electronic messages. The technology is particularly well suited to networks of buyers and sellers because requests for quotes can be broadcast to all participants simultaneously, while responses and subsequent negotiations associated with the quote can be done privately.

    The Company's major network is the Auto Dismantler Network, known under the tradename "AutoNETWORK," which currently links several hundred licensed automobile dismantlers in California, Colorado, Nevada, Arizona, Oregon and Washington. AutoNETWORK is a monthly subscription service that automobile dismantlers utilize to buy, sell and trade used parts that have been salvaged from automobiles damaged in traffic collisions. The Company continually evaluates other applications for its telecommunications networking technology, including other industries where electronic broadcast and point-to-point communications would add value to the conduct of their business. See "Item 1. Business - AutoNETWORK" and "Item 1. Business - Network Services" in the Company's 1995 Form 10-K.

    The Company was incorporated under the laws of the State of California in 1974. Its principal place of business is located at 21031 Ventura Boulevard, Suite 1100, Woodland Hills, California 91364. Its telephone number is (818) 887-3400. Additional information about the Company is included in documents incorporated by reference in this Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    The Company's wholly owned subsidiary, NTC, is an inter-exchange carrier and reseller of long distance telephone services and provides nationwide long distance telephone access to commercial and residential customers across the United States. Customers of NTC purchase and pay for specific amounts of time either through direct billing from NTC, billing from the customer's local telephone company, or by prepaying for the use of NTC calling cards. NTC's primary products are its Call $aver Calling Card, its Sure $aver Calling Card, its Dial-1 Telephone Service and its Easy-1 Telephone Service. In order to provide these NTC services, NTC purchases large amounts of long distance time from national and regional carriers at rates based upon high volume usage. NTC then resells this time to customers at discounted retail rates. Its calling cards also eliminate the calling card surcharges generally imposed by AT&T, MCI and Sprint. NTC utilizes a multi-level marketing network of independent sales representatives to market its long distance telephone services to retail customers. NTC was incorporated under the laws of the State of Nevada on September 6, 1984. Its principal offices are located at 2801 North Main Street, Irvine, California 92714 and its telephone number is (714) 251-8000. See "Item
1. Business - Acquisition of National Telephone Communications, Inc. - Operations." See also "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    The Company's approximately 51% owned subsidiary, RCI, manufactures and markets the Fast CastTM LenSystem that allows retail optical stores and wholesale optical lens manufacturing laboratories to produce single vision, flat-top bifocal and progressive bifocal lenses on demand, and in minutes. The Fast CastTM LenSystem uses a series of high-accuracy prescription glass molds that are filled with a proprietary liquid monomer (plastic). When exposed to ultraviolet light within the system's curing chamber, the monomer undergoes a chemical reaction that rapidly "cures" or hardens the lens in 15 minutes. RCI commenced assembling and marketing the Rapid Cast equipment, molds and liquid monomer for the Fast CastTM LenSystem in February 1995, when it acquired 100% of the outstanding stock of Q2100, Inc. from Pearle, Inc., and when the Company acquired its controlling interest in RCI. See "Item 1. Business - Acquisition of Rapid Cast, Inc." and "Item 1. Business - Rapid Cast, Inc." in the Company's 1995 Form 10-K.

AGREEMENTS WITH NTC AND ITS MANAGEMENT


     In October 1996 the Company entered into a new management incentive agreement with NTC purusant to which the Company agreed to spin-off 10% of the shares it owns in NTC, to establish stock option programs for the senior executives, employees and key independent sales representatives of NTC, and to vote its shares for NTC management's slate of director nominees. The new management incentive agreement entirely supercedes the incentive agreement entered into by the Company with NTC in February 1996. See "Item 5. Other Information - Agreement with NTC Management" in the Company's Form 10-Q for the quarter ended September 30, 1996. The Company also entered into settlement agreements with Edward Jacobs, the Chairman of the Board of Directors and President of NTC, and Jerry Ballah, the Senior Vice President and a director of NTC, pursuant to which mutual general releases were given. The Company agreed to assume certain debt obligations of Mr. Jacobs and Mr. Ballah to NTC, as well as to make a cash payment to them to cover their tax liabilities from the debt forgiveness. See "Item 5. Other Information - Settlement Agreement with NTC Directors" in the Company's Form 10-Q for the quarter ended September 30, 1996.

SETTLEMENT WITH PRIOR NOTEHOLDERS


    Commencing in January 1996 the Company entered into a series of settlement agreements with certain prior holders of 8% convertible promissory notes issued by the Company on February 8, 1995 to finance the acquisition of 51% of RCI. See "Item 1. Business - Acquisition of RCI" in the Company's 1995 Form 10-K. Settlement agreements have been executed by all seven of the prior noteholders who held $825,000 of convertible notes. The registration statement covering the prior noteholders' outstanding shares and newly issued settlement shares issued pursuant to the settlement agreements was declared effective by the Securities and Exchange Commission on October 31, 1996. Pursuant to the settlement agreements, the Company issued 74,917 additional shares of its Common Stock to these prior noteholders based on the average quoted price of the Company's stock on the NASDAQ market during the five trading days immediately preceding and, in one noteholder's case, following the effective date of the registration statement, dated October 31, 1996.
See "Item 1.  Legal Proceedings - Claims By Prior Noteholders" in the
Company's Form 10-Q for the quarter ended September 30, 1996.

See also "Item 3. Legal Proceedings - Claims By Prior Noteholders" in the Company's 1995 Form 10-K.

SETTLEMENT WITH PRICE INTERNATIONAL

    In August 1996, the Company entered into a settlement agreement with Price International pursuant to which the Company agreed to lower the exercise price of Price International's 75,000 warrants from $11.25 per share to $4.50 per share, and to extend the expiration date of the warrants from November 15, 1997 until December 31, 1998. The Company also agreed to register the 75,000 shares issuable upon the exercise of the warrants.
Those shares were registered by the Company in the registration statement which was declared effective by the Securities and Exchange Commission on October 31, 1996. In consideration for the modification to the terms and conditions of the warrants, the Company proposed that (a) Price International be required to exercise at least 25,000 of the warrants once the trading price of the Company' stock averages $5.30 per share during any 30 day period, and (b) that Price International releases and forever discharges the Company from all claims it may have had against the Company for events occurring prior to the date of the settlement agreement.


ISSUANCE OF CONVERTIBLE PREFERRED STOCK

    From September 20, 1996 to October 25, 1996, the Company issued 2,440 shares of Series A 2% Convertible Preferred Stock to 12 accredited investors in a private placement pursuant to Regulation D of the Securities Act of 1933, as amended. The shares of Series A 2% Convertible Preferred Stock were purchased by four affiliated individuals, and eight unaffiliated investors. The Company raised $2,440,000 in capital from the issuance of the Preferred Stock, approximately 65% of which it utilized to repay advances made to it by Melvyn Reznick, the Company's Chairman and Chief Executive Officer, who in turn owed approximately $723,000 to a bank on a loan with a maturity date of September 16, 1996. Mr. Reznick had borrowed these funds from the bank in order to make a substantial portion of his loan to the Company, which enabled the Company to make its pro rata share of loans to RCI. See "THE COMPANY - Loans to RCI." The balance of the proceeds have been used for general working capital and costs, and to make short-term advances to its subsidiary, Rapid Cast, Inc., for its working capital purposes. The Company paid a referral fee to Newport Capital Partners, an unaffiliated financial consultant, equal to 5% of the capital raised through its referrals, which is $1,700,000 dollars to date. The Company has therefore paid $85,000 of referral fees to Newport Capital Partners to date. The basic terms and conditions of the Series A 2% Convertible Preferred Stock are described in the following paragraphs:

    VOTING. The Series A 2% Convertible Preferred Stock does not have voting rights.

    DIVIDEND. The Series A 2% Convertible Preferred Stock has a cumulative noncompounded annual dividend of 2% payable in cash or stock at the Company's option upon conversion of the Preferred Stock into Common Stock, and prior to the payment of any dividends on the Common Stock.

    LIQUIDATION PREFERENCE. The Series A 2% Convertible Preferred Stock has a liquidation preference of $1,000 per share plus all cumulative unpaid dividends, whether or not declared by the Company's Board of Directors. Upon any liquidation or change of control of the Company (i.e. transfer of more than 50% of its voting stock), the Preferred Stockholders are entitled to the first priority in payment from the Company's assets, before any payments are made on the Company's Common Stock, until the liquidation preference is paid in full.

    CONVERSION. The Preferred Stockholders may convert each share of Series A 2% Convertible Preferred Stock into the number of shares of the Company's Common Stock calculated as follows, at any time upon the earlier of (i) 90 days after the issuance of the Preferred Stock, or (ii) 60 days after the shares of Common Stock underlying the Preferred Stock are registered with the Securities and Exchange Commission: The conversion price (the "Conversion Price") for each share of Series A 2% Convertible Preferred Stock is equal to the LESSER of (a) 80% of the average bid price for the Company's Common Stock on the public trading market for the five trading days immediately preceding the conversion date, as specified by the Preferred Stockholder, or (b) the bid price of the Company's Common Stock on the funding date (i.e. the issuance date of the Preferred Stock). To calculate the number of shares of Common Stock issuable upon the conversion of the Preferred Stock, the Conversion Price is multiplied by a ratio, the numerator of which is the sum of 1,000 and the accrued but unpaid dividends, and the denominator of which is the Conversion Price. If for any reason a registration statement covering the shares of Common Stock issuable upon the conversion of the Preferred Stock is not in effect with the Securities and Exchange Commission at the time of a valid conversion by a Preferred Stockholder, then the Conversion Price is reduced by 3% per month for each of the first three months that the effectiveness of the registration is late. The Company has the right to cause a conversion of the Preferred Stock into Common Stock on the same terms at any time after one year after the Preferred Stock is issued.

    REDEMPTION. The Company has the right to redeem the Preferred Stock for its issuance price plus cumulative unpaid dividends if the Company's stock trades at a price which averages $2.00 per share or less for any period of five consecutive trading days after the Preferred Stock is issued.

    REGISTRATION RIGHTS. Pursuant to a Registration Rights Agreement entered into by the Company with each purchaser of the Series A 2% Convertible Preferred Stock, the Company is obligated to file a registration statement with the Securities and Exchange Commission covering the shares of Common Stock underlying the Preferred Stock within 30 days after the Preferred Stock is issued, and to have the registration statement declared effective within 75 days after it is filed. The Company's registration statement declared effective by the Securities and Exchange Commission on October 31, 1996 covers the shares issuable upon the conversion of the first 365 shares of Series A 2% Convertible Preferred Stock issued by the Company. The Underlying Shares issuable upon the conversion of the remaining 2,075 shares of Series A 2% Convertible Preferred Stock are covered by this Prospectus.

    ANTIDILUTION PROVISION. The Certificate of Determination for the Series A 2% Convertible Preferred Stock contains comprehensive provisions for adjustments to the Conversion Price and the conversion ratio of the Preferred Stock in the event of stock dividends, asset distributions, reorganizations, recapitalizations, mergers, stock splits or similar transactions by the Company, in order to protect the Preferred Stock from dilution as a result of such transactions.

    RESTRICTIVE COVENANTS. During the first 90 days after the Series A 2% Convertible Preferred Stock is issued, the Company is not permitted to issue any other securities, except in limited circumstances, including pursuant to the exercise of outstanding options or warrants or pursuant to existing settlement agreements, without first notifying the Preferred Stockholders and giving them a right of first refusal to purchase the securities themselves. While the Series A 2% Convertible Preferred Stock is outstanding or until it is converted into Common Stock, the Company is not permitted to engage in certain transactions, such as the redemption or purchase of its own Common Stock (except in connection with the collection of Section 16(b) short-swing profits), without the prior consent of the Preferred Stockholders. Furthermore, the Company cannot take any action which would modify the rights of the Preferred Stockholders under the Certificate of Determination without the prior consent of the Preferred Stockholder being affected by the modification.

LOANS TO RCI

     In January 1996, most of the shareholders of RCI made their pro rata share of a total loan of $648,000 to RCI to finance its operations. In consideration for their loans, the RCI shareholders who made the advances received convertible notes bearing simple interest at the rate of 8% per annum, payable quarterly, with all principal and accrued but unpaid interest due in full on December 31, 1999. The notes are convertible into shares of RCI common stock at a conversion price of $.80 per share at any time. The Company loaned $326,400 as its pro rata share of the total loan made by the RCI stockholders.

     In April, May, June and August 1996, the existing shareholders and executives of RCI or their affiliates made or agreed to make one year loans aggregating $2,838,683 to RCI to finance its operations. Incomnet, Inc. loaned its pro rata share of the total advance by lending an additional $1,607,996 to RCI. The loans bear simple interest at the rate of 10% per annum, with interest payable monthly and principal payable in full upon the earlier of (i) one year from the date of the advance, or (ii) upon RCI receiving equity or debt financing from another source totalling $3,000,000 or more. As additional consideration for making the loans, the stockholders of RCI were issued seven year warrants to purchase up to 1,853,683 additional shares of RCI common stock for an exercise price of $2.25 per share with respect to 1,838,683 of the warrants, and for an exercise price of $4.00 per share with respect to the other 15,000 warrants. From September 1996 through November 14, 1996, the RCI shareholders advanced an additional $1,128,244 to RCI, $426,404 of which has been advanced by the Company (not including accrued interest). The terms of these advances are essentially the same as those made from April to August, except no warrants to purchase RCI Common Stock were issued to the lenders. The warrantholders may have limited piggyback registration rights with respect to the shares underlying these RCI warrants. The Company made a substantial portion of its pro rata share of the loan from the proceeds of an advance made to the Company by its President, Melvyn Reznick, from a line of credit he obtained personally from a bank.
See "Certain Relationships and Related Transactions - Loans to the Company by Melvyn Reznick" in the Company's Proxy Statement for the 1996 Annual Meeting of the Shareholders. The loans by Mr. Reznick to the Company were repaid in full from the proceeds of the issuance of the Series A 2% Convertible Preferred Stock. See "THE COMPANY - Issuance of Convertible Preferred Stock." The balance of the loans was made from the proceeds of cash distributions made to the Company by NTC. See "THE COMPANY - Agreements With NTC and its Management."

RECENT DEVELOPMENTS

     In May 1996, NTC entered into a new carrier contract with Wiltel, Inc. of Tulsa, Oklahoma, a subsidiary of WorldCom, Inc., covering a potential volume purchase of one billion dollars of long distance telephone time over a five year period commencing in June 1996. As in the prior carrier contract with Wiltel, Inc., NTC commits to purchase the designated volume of telephone time in accordance with a schedule over the term of the contract. NTC currently relies on the purchases of another unaffiliated long distance telephone service provider to meet its volume purchase requirements under the new contract.

     On September 3, 1996, the Company and Melvyn Reznick, the Chairman and Chief Executive Officer of the Company, extended the term of Mr. Reznick's employment agreement from November 30, 1997 until November 30, 1999.

DIRECTORS AND EXECUTIVE OFFICERS OF RCI


    THE DIRECTORS AND EXECUTIVE OFFICERS OF RCI. The directors and executive officers have held their positions with RCI since its inception, except for Melvyn Reznick who became a director of RCI in November 1995, Henry Dachowitz, who became an officer in March 1995, and Steve Luetke, Dr. Omar Buazza and Dr. Shawn Zimberg, who became officers in April 1995. RCI's officers serve at the discretion of its Board of Directors. See "Item 1. Business-Acquisition of Rapid Cast, Inc." in the Company's 1995 Form 10-K, for the rights of the Company to designate directors of RCI, and for the Company's designation of Melvyn Reznick as a director of RCI. Mr. Joel Greenberg resigned as a director of RCI, NTC and the Company effective May 9, 1996. See the Company's Proxy Statement for the 1996 Annual Meeting of the Shareholders and the Company's Form 8-K, filed on June 7, 1996, for additional information regarding Mr. Greenberg's resignation and the related mutual settlement of claims.

 NAME                   AGE       POSITION WITH RCI
 Larry Joel, O.D.(1)    50        Chairman of the Board of Directors, Chief
                                  Executive Officer and President
 Robert Cohen, O.D.(2)  53        Director
 Alan Cohen, O.D.       45        Director
 Melvyn Reznick(2)      53        Director
 Jeffrey Rubin          29        Executive Vice President and Secretary
 Omar Buazza, Ph.D.     44        Vice President of Research and Development
 Henry Dachowitz        40        Chief Financial Officer and Treasurer
 Thomas Freedman        43        Chief Operating Officer
 Shawn Zimberg, M.D.    30        Vice President of Strategic Planning
 Steve C. Luetke        42        Director of Products Development

------------------------
(1) Dr. Joel has indicated that he may resign as an officer and director of RCI. In connection with his resignation, his employment agreement with RCI may be replaced by a consulting agreement. RCI believes that it will be able to hire a replacement for Dr. Joel. See "RISK FACTORS -General Risks
    - Business Dependent on Key Personnel."

(2) These persons are the administrators of RCI's Amended and Restated Stock Option Plan.

    Robert Cohen and Alan Cohen are brothers. Jeffrey Rubin is married to Robert Cohen's daughter. There are no other family relationships between any of the directors or executive officers of RCI. RCI has obtained "key person" life insurance in the amount of $1,000,000 on the lives of each of Jeffrey Rubin, Dr. Omar Buazza and Steve Luetke.

    LARRY JOEL, O.D. Since 1983, Dr. Joel has been Chairman of the Board of Vision Centers of America, which is engaged in the retail optical business. Dr. Joel was a founder and principal stockholder of ORGIC and has served as its Chairman since 1989. Under his direction, ORGIC developed the Technology which was sold to Q2100 (a subsidiary of Pearle) in 1991. Dr. Joel has also served as President of Q2100 since 1991. In 1969, Dr. Joel received a Bachelor of Science degree and a Doctor of Optometry degree from the Illinois College of Optometry.

    ROBERT COHEN, O.D. Dr. Cohen has been engaged in the retail and wholesale optical business since 1968. He has been the President, a director and a significant stockholder of Cohen's Fashion Optical since its formation in 1970. Cohen's Fashion Optical, an operator and franchisor of approximately 110 retail optical stores, is one of the nation's top ten retailers of eyewear products, as measured by 1992 sales. Since 1992, Dr. Cohen also has been the Chairman of the Board, Chief Executive Officer and a significant shareholder of Sterling Vision. Sterling Vision is an operator, franchisor and licensor of approximately 235 retail optical stores. Dr. Cohen additionally is a significant stockholder of and a consultant to Neolens, Inc. which manufactures and markets polycarbonate prescription ophthalmic lenses. In 1968, Dr. Cohen received a Bachelor of Science Degree and a Doctor of Optometry degree from the Pennsylvania College of Optometry.

    ALAN COHEN, O.D. Dr. Cohen has been engaged in the retail and wholesale optical business since 1974. He has been a director, Executive Vice President and significant stockholder of Cohen's Fashion Optical since 1975. Since 1992, Dr. Cohen has also been the Chief Operating Officer, a director and a significant stockholder of Sterling Vision. Dr. Cohen is also a significant stockholder of and a consultant to Neolens, Inc. In 1974, Dr. Cohen received a Bachelor of Science degree and a Doctor of Optometry degree from the Pennsylvania College of Optometry.

    MELVYN REZNICK. Mr. Reznick was appointed President and Chief Executive Officer of Incomnet, Inc. in November 1995 and Chairman of the Board of Directors effective May 9, 1996. He has 30 years experience in engineering, manufacturing, management, marketing, real estate and corporate development. From 1977 to November 1995, Mr. Reznick served as President of Property Research and Management Co., a Los Angeles-based company engaged in the business of real estate syndication, development and management. He is a member of the National Association of Corporate Directors (NACD). He received both his Bachelor of Science and Master of Science degrees in Mechanical Engineering Science from the Massachusetts Institute of Technology.

    JEFFREY RUBIN.  From 1989 to January 1994, Mr. Rubin served as a
Vice President of American European, Inc., an international import and export firm. Since 1993, Mr. Rubin has been an Executive Vice-President and significant stockholder of Lensco, a firm that provides consulting services to the optical industry. Mr. Rubin has also been a significant stockholder of and a consultant to Neolens since 1993. See "RISK FACTORS - Risks Relating to RCI - Conflicts of Interest." He received a Bachelor of Arts degree in Political Science from the University of Michigan, Ann Arbor, in 1989 and studied at the London School of Economics.

    OMAR BUAZZA, PH.D.  From 1985 until he joined RCI in February 1995,
Dr. Buazza worked at the University of Louisville on developing methods for photopolymerizing eyeglass lenses. Prior to joining RCI in February 1995, Dr. Buazza was employed by ORGIC since its inception in 1988. Dr. Buazza received his Ph.D. in Polymer Chemistry from the University of Louisville in 1987 and his Master of Science in Chemistry from the same University in 1978. His undergraduate work was completed at the University of Tripoli where he received a Bachelor of Science degree in Chemistry.

    HENRY M. DACHOWITZ. From 1992 until joining RCI in February 1995, Mr. Dachowitz was Chief Financial Officer of Pharmos Corporation, a company engaged in the business of developing pharmaceutical products. Prior to assuming his position with Pharmos Corporation in 1992, Mr. Dachowitz was Director of Financial Service Management Consulting for Richard A. Eisner & Company. From 1988 to 1992, Mr. Dachowitz was a Vice President at Bankers Trust. Mr. Dachowitz is a Certified Public Accountant. He received his Bachelor of Science in Accounting from Brooklyn College in 1977 and his Masters in Business Administration from Harvard Business School in 1980.

    THOMAS FREEDMAN. Prior to joining RCI in March 1996, Mr. Freedman was the Vice-President of Operations at Travel Related Services, Inc., a subsidiary of American Express, in its North Carolina Regional Operations Center from October 1993 until February 1996. Mr. Freedman was the Vice-President of Quality Control and Vice-President of Operations and Engineering for Pearle Vision, Inc., a subsidiary of Grand Metropolitan, PLC, from September 1991 until October 1993. Prior to his position with Pearle Vision, Inc., Mr. Freedman was a Plant Operations Manager, Senior Industrial Engineer and Production Manager with Frito-Lay, Inc., a subsidiary of Pepsico, Inc., from May 1982 until September 1991. Mr. Freedman has a Bachelors of Science in Industrial Engineering and Operations Research which he received from Cornell University, College of Engineering in 1974, and a Masters in Business Administration in Operations Management from the University of Pittsburgh, Graduate School of Business, which he received in 1975.

    SHAWN ZIMBERG, M.D. Prior to joining RCI on a full time basis in March 1995, Dr. Zimberg had served as a consultant to RCI since its inception from April 1994 to March 5, 1995. Dr. Zimberg also served as a consultant to Integrated Financial Strategies, Inc., a company that invests in the equity securities of small to middle sized capitalization companies in the medical, bio-technology and computer industries. In 1986, he also was founder of DNA Software, Inc., a vertical market software firm. Dr. Zimberg serves as a consultant and Director of MediVisions, Inc., a medical instrument manufacturer. Dr. Zimberg received his Bachelors of Science and M.D. from the University of Michigan in 1991, and completed his specialty training in Radiation Oncology at Memorial Sloan - Kettering Cancer Center.

    STEVE C. LUETKE.  From 1988 until he joined RCI in February 1995, Mr.
Luetke worked at ORGIC on the development of the LenSystem. He is named as an inventor on three patent applications filed by ORGIC related to ultraviolet lens curing technology. Mr. Luetke began his career as a Dispensing Optician and then served as a District Manager for D&K Optical in Minnesota through the early 1980's. He was General Manager of Mobile Eye Care
Inc. from 1986 through 1988. Mr. Luetke holds a Bachelor of Science degree in Business Administration from Butler University in Indianapolis.

    All of RCI's current directors will hold office until the annual meeting of stockholders to be held with respect to RCI's fiscal year ended March 31, 1996 (the "1996 Annual Meeting"), which is expected to be held in December 1996, and until their successors are duly elected and qualified.


RCI DIRECTOR COMPENSATION

    RCI reimburses its directors for reasonable travel and other expenses incurred in connection with their activities on behalf of RCI, including attendance at Board meetings, but does not pay its directors any fees for Board participation (although it may do so in the future).

RCI EXECUTIVE COMPENSATION


    For the fiscal year ended March 31, 1996, the President and four most highly compensated executive officers of RCI in the aggregate were paid approximately $497,250. The following table sets forth information concerning the cash and other compensation paid by RCI during the fiscal year ended March 31, 1996, and being paid during the current fiscal year, to its President and each of its four other most highly compensated executive officers. The compensation being paid to the officers during the current fiscal year is subject to change by resolution of the Board of Directors and concurrence by RCI's Compensation Committee.

                              SUMMARY COMPENSATION TABLE


NAME AND PRINCIPAL POSITION   ANNUAL      COMPENSATION  LONG-TERM      ALL OTHER
                              SALARY ($)  BONUS ($)     COMPENSATION-  COMPENSATION
                                                        SECURITIES
                                                        UNDERLYING
                                                        OPTIONS(1)
-----------------------------------------------------------------------------------
Larry Joel, Chairman and     $150,000      $- 0 -          - 0 -        $- 0 -
President

Thomas Freedman, Chief         $5,000      $- 0 -          - 0 -        $- 0 -
Operating Officer(2)


Jeffrey Rubin, Executive     $125,000      $- 0 -          - 0 -        $- 0 -
Vice-President & Secretary


Henry Dachowitz, Chief       $108,750     $10,000        200,000        $- 0 -
Financial Officer &
Treasurer(4)

Shawn Zimberg, Vice-          $90,000      $- 0 -        200,000      $8,500(3)
President of Strategic
Planning(5)
-----------------------------------------------------------------------------------

(1) Represents incentive stock options and nonqualified stock options granted pursuant to RCI's 1994 Stock Option Plan. See the table immediately below and "THE COMPANY - RCI 1994 Stock Option Plan."

(2) Mr. Freedman joined RCI in March 1996. Mr. Freedman's current salary is $120,000 on an annualized basis.

(3) Mr. Rubin's current salary is $125,000 on an annualized basis.

(4) Mr. Dachowitz's current salary is $135,000 on an annualized basis.

(5) The other compensation for Dr. Zimberg reflects automobile and parking allowances.


RCI OPTION GRANTS


    The following table sets forth for each of the named executive officers of RCI certain information concerning stock options granted by RCI through November 1, 1996. The table does not include warrants to purchase RCI common stock issued by RCI from January 1996 until August 1996. See "THE COMPANY - Warrants Issued by RCI."


NAME              NUMBER OF           PERCENT OF TOTAL    EXERCISE PRICE  EXPIRATION
                  SECURITIES          OPTIONS GRANTED TO  PER SHARE(3)    DATE(4)
                  UNDERLYING OPTIONS  EMPLOYEES(2)
                  GRANTED(1)
-------------------------------------------------------------------------------------
Larry Joel             0                 0%                  0                 -
Thomas Freedman     200,000             9.1%               $2.00            4/1/2006
Jeffrey Rubin          0               22.8%               $2.25           7/15/2006
Henry Dachowitz     200,000             9.1%               $2.00          11/15/2005
Shawn Zimberg       200,000             9.1%               $2.00          11/15/2005


--------------------------------------

(1) These options include 50,000 incentive stock options each for Mr. Dachowitz and Dr. Zimberg, and 150,000 nonqualified stock options for each of them granted pursuant to RCI's 1994 Stock Option Plan. See "THE COMPANY - RCI 1994 Stock Option Plan."

(2) During the period from April 1, 1995 through October 10, 1996, RCI granted options to purchase an aggregate of 2,192,000 shares of its Common Stock.

(3) In determining the fair market value of the RCI common stock, the Board of Directors considered various factors, including RCI's financial condition and results of operations, the book and tangible value of its assets, the absence of a market for its Common Stock and the risks normally associated with high technology companies.

(4) Options may terminate before their expiration dates if the optionee's status as an employee is terminated, or within a certain period of time after the optionee's death or disability.

RCI COMMON STOCK UNDERLYING UNEXERCISED OPTIONS


    The following table sets forth for each of the named officers of RCI the number of shares of RCI common stock subject to both exercisable and unexercisable stock options as of November 1, 1996. All of such options are incentive stock options granted pursuant to RCI's 1994 Stock Option Plan. None of the named officers has exercised any options to date, and none of the exercisable or unexercisable stock options held by them as of that date represented "in-the-money" options. See "THE COMPANY - RCI 1994 Stock Option Plan."

                          NUMBER OF SHARES OF COMMON STOCK
                            UNDERLYING UNEXERCISED OPTIONS
                                 AT NOVEMBER 1, 1996
                                 -------------------


    Name                Exercisable         Unexercisable
    -----------------------------------------------------
    Larry Joel              0                    0
    Thomas Freedman      200,000                 0
    Jeffrey Rubin        500,000                 0
    Henry Dachowitz      200,000                 0
    Shawn Zimberg        200,000                 0


WARRANTS ISSUED BY RCI

    During the period from April 1996 until August 1996, RCI issued warrants to purchase 1,838,683 shares of RCI common stock at an exercise price of $2.25 per share, and warrants to purchase 15,000 shares of RCI common stock at an exercise price of $4.00 per share, which were issued to the RCI stockholders in consideration for a total of $2,838,683 of loans made by them during the period from January until August 1996 to finance RCI's operations while it seeks additional equity financing. The warrants are exercisable at any time during the seven year period after they are issued. The warrantholders, including the Company, have certain limited registration rights with respect to the warrants in the event that RCI becomes a publicly traded company. See "Certain Relationships and Related Transactions - Loan to Company By Melvyn Reznick" in the Company's Proxy Statement for the 1996 Annual Meeting of the Shareholders.

RCI EMPLOYMENT AGREEMENTS


    LARRY JOEL. In February 1995, RCI entered into an employment agreement with Dr. Larry Joel, its Chairman of the Board and President, which expires on December 31, 1999. Under this agreement, Dr. Joel will generally be required to devote his full time to RCI's affairs and is entitled to an annual salary of $150,000. He is also entitled to participate in the option plan referred to below and to receive such insurance, vacation, disability and other benefits as will be made generally available to RCI's executive officers. The agreement requires that all confidential information developed by or made known to Dr. Joel during the course of his employment is to be kept confidential and not disclosed to third parties, except in certain circumstances, and that all inventions conceived by Dr. Joel during his employment relating to RCI's business shall be its exclusive property. The agreement also provides that RCI will be the exclusive owner of all information relating to the RCI Technology or the LenSystem which was developed by or made known to Dr. Joel prior to the term of his employment agreement. Under the agreement, Dr. Joel is also prohibited, subject to certain terms and conditions, from engaging in business activities competitive with RCI's business for a period of three years following the expiration of the agreement. Dr. Joel has indicated that he may resign as an officer and director of RCI. The terms of such a resignation, if it occurs, have not yet been agreed upon by Dr. Joel and RCI.

    JEFFREY RUBIN. In February 1995, RCI entered into an employment agreement with Jeffrey Rubin, its Executive Vice President and Secretary, which will expire on December 31, 1997. This agreement has terms and conditions substantially identical to those of Dr. Joel's employment agreement, except that Mr. Rubin's annual salary is established at $125,000.

RCI COMPENSATION COMMITTEE

    From the formation of RCI in February 1994 until the election of Sam D. Schwartz and Joel W. Greenberg as directors in February 1995, RCI's Board of Directors did not have a separate Compensation Committee. Accordingly, each of the members of the Board of Directors (then comprised of Dr. Larry Joel, Dr. Robert Cohen, Dr. Alan Cohen and Jeffrey Rubin) participated during that period in deliberations regarding compensation that would be payable including, in the case of Dr. Joel and Mr. Rubin, deliberations regarding their own compensation. In April 1995, the RCI Board established a Compensation Committee consisting solely of nonemployee directors, namely Mr. Schwartz and Robert Cohen. Upon Mr. Schwartz's resignation from the RCI Board of Directors in November 1995 and Melvyn Reznick's appointment as his replacement, Mr. Reznick also replaced Mr. Schwartz on the RCI Compensation Committee. The Compensation Committee makes recommendations concerning salaries, benefits and incentive compensation (including grants under RCI's Stock Option Plan) for directors, officers, employees and consultants of RCI.

RCI STOCK OPTION PLAN

    In February 1994, RCI's Board of Directors and its stockholders adopted RCI's 1994 Stock Option Plan (the "Plan"). The purpose of the Plan is to attract key employees, officers and directors and to encourage their continued employment and their increased stock ownership in RCI. The Board of Directors believes that the granting of stock options under the Plan will promote continuity of management, and will result in increased incentives for those who are or may become responsible for managing RCI. The Plan provides for the grant of options to purchase up to 2,500,000 shares of RCI common stock, which is being increased to 2,750,000. If any options expire or terminate without having been exercised in full, the unpurchased shares will again be available for issuance under the Plan. The Plan is administered by a committee of at least two directors (the "Administrators") of RCI who are disinterested with the meaning of Rule 16b-3(c)(2)(i) under the Securities Exchange Act of 1934, as amended. To be disinterested, a director may not have received options under any of RCI's stock option plans, except pursuant to a formula, during the prior one-year period. Currently, Robert Cohen and Melvyn Reznick are the Administrators of the Plan. Options which qualify as Incentive Stock Options ("ISO's") under the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualifying options ("NQSO's") may be issued under the Plan. The Plan provides for a two-prong method for calculating the number of options to be granted based upon a formula and upon the discretion of the Administrators. Formula grants of options to purchase that number of shares of RCI common stock having a fair market value of $25,000 are made to each of the Administrators once each calendar year following RCI's Annual Meeting of Stockholders. The formula provisions of the Plan may be amended not more than once every six months other than to comport with changes in IRS and ERISA rules and regulations.

    The purchase price of RCI common stock subject to each option issued under the Plan will be determined by the Administrators, but in the case of an ISO (or NQSO issued pursuant to a formula grant under the Plan) may not be less than (i) the fair market value of the RCI common stock subject to the option on the date of grant or (ii) in the case of an option granted to an employee who, at the time the option is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of RCI, 110% of the fair market value of the RCI common stock subject to the option on the date of grant. Options under the Plan may be exercised in a manner and at such times fixed by the Board of Directors, but may not be exercised for a term of more than 10 years, or for a term of five years in the case of an employee who, at the time an ISO is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of RCI. In no event may ISO's which are exercisable for stock having an aggregate fair market value of more than $100,000 (together with all ISO's granted under any other Plan) be granted which first become exercisable in any one calendar year. Options are not transferable except by will or intestacy on the death of the optionee. In general, options granted under the Plan terminate when an optionee ceases to be employed by RCI or within a specified period after the termination of employment depending upon the reason for such termination. The Plan terminates and no further options can be granted on February 16, 2004. During the fiscal year ended March 31, 1995, no options were granted under the Plan. During the fiscal year ended March 31, 1996, options were granted in respect of an aggregate of 1,142,000 shares of RCI common stock.

     LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS. As permitted by the Delaware General Corporation Law (the "Delaware Law"), RCI's Certificate of Incorporation includes a provision that eliminates, to the maximum extent permitted by the Delaware Law, any director's personal liability to RCI or its stockholders for monetary damages in respect of any breach by such director of his fiduciary duty. The Delaware Law does not permit a director's personal liability to be eliminated (i) for any breach of a director's duty of loyalty to RCI or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by
Section 145 of the Delaware Law, the By-Laws of RCI provide that RCI shall indemnify its directors and executive officers to the fullest extent permitted by the Delaware Law, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. The By-Laws also provide that RCI will advance expenses to directors and executive officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions. RCI currently carries director and officer liability insurance.

     RCI has entered or will enter into indemnity agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by the Delaware Law and RCI's By-Laws, subject to certain exceptions, as well as certain additional procedural protection. In addition, the indemnity agreements provide generally that RCI will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     RCI currently carries director and officer liability insurance.


     PRINCIPAL STOCKHOLDERS OF RCI. The table below sets forth, as of November 1, 1996, the number of shares of common stock beneficially owned (which includes the number of warrants to purchase common stock) by (i) each of the RCI directors and executive officers, (ii) each person known by RCI to be the beneficial owner of five percent or more of its outstanding shares of common stock and (iii) all directors and executive officers of RCI as a group. Unless otherwise indicated, RCI believes that the beneficial owner has sole voting power over such shares.

          NAME AND ADDRESS OF BENEFICIAL     NUMBER OF SHARES    PERCENTAGE
          OWNER(1)                             BENEFICIALLY      OF SHARES
                                                 OWNED(2)         OWNED(3)
----------------------------------------------------------------------------

          Larry Joel(4)                         3,266,667        16.1%
          Jeffrey Rubin(5)                      1,088,889         5.4%
          Alan Cohen(6)(7)                      1,088,889         5.4%
          Robert Cohen(7)                       1,088,889         5.4%
          Melvyn Reznick(8)                    10,200,000        50.4%
          Incomnet, Inc.(9)                    10,200,000        50.4%
          Steve C. Luetke(10)                        0            0.0%
          Omar Buazza (10)                           0            0.0%
          Henry M. Dachowitz(10)                     0            0.0%
          Shawn H. Zimberg(10)                       0            0.0%
          Laura Huberfeld(11)                   1,633,334         8.1%
          Naomi Bodner(12)                      1,633,334         8.1%
          All directors and executive officers
          as a group (10 persons)               16,733,332       82.6%

------------------------------
(1) The address for each named individual or entity is in care of Rapid Cast, Inc., 1500 Hempstead Turnpike, East Meadow, New York 11554, except that (i) Incomnet, Inc. and Melvyn Reznick have an address at Incomnet, Inc., 21031 Ventura Boulevard, Suite 1100, Woodland Hills, California 91364, and (ii) Laura Huberfeld and Naomi Bodner have an address at 152 West 57th Street, New York, New York 10019.

(2) Unless otherwise indicated, RCI believes that all persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent authority is shared by spouses under applicable law. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Prospectus have been exercised and converted. The table does not include any shares issuable (a) upon the exercise of RCI warrants issued on February 8, 1995 in connection with the Company's issuance of 8% convertible notes to finance the acquisition of a controlling interest in RCI, or (b) upon the exercise of options granted under the 1994 RCI Stock Option Plan, or (c) upon the conversion of 8% convertible notes issued by RCI in January 1996 to RCI stockholders who made loans to RCI at that time, or (d) upon the exercise of warrants issued to RCI stockholders who participated in the loans to RCI during the period from April 1996 to August 1996. See "THE COMPANY - Loans to RCI" and "THE COMPANY - Warrants Issued by RCI."

(3) Assumes a total of 20,250,000 shares outstanding, not including any stock options granted under the RCI 1994 Stock Option Plan, and not including 1,000,000 shares which may be acquired pursuant to the exercise of 1,000,000 outstanding warrants to purchase RCI common stock at a price equal to 50% of the average of the last reported sales price during the first 30 business days after the date RCI's common stock first becomes publicly traded. See "THE COMPANY - RCI Option Grants During the Fiscal Year Ended March 31, 1996" and "Item
          1. Business - Acquisition of Rapid Cast, Inc. - Financing" in the Company's 1995 Form 10-K. The total shares outstanding also do not include any shares issuable upon the conversion of 8% convertible notes issued by the Company in January 1996, or upon the exercise of warrants issued by RCI in April, May, July and August 1996 in connection with loans made to RCI by is shareholders during that period. See "THE COMPANY - Loans to RCI."

(4) Dr. Joel has indicated that he may sell a portion of his shares if he resigns as an officer and director of RCI. See "THE COMPANY - Directors and Officers of RCI."

(5) Includes 290,370 shares of RCI common stock beneficially owned by a trust the sole beneficiary of which is Mr. Rubin's wife, Stephanie Cohen Rubin, as to which shares Mr. Rubin disclaims all beneficial interest.

(6) Includes 435,555 shares of RCI common stock beneficially owned by each of Alan Cohen's two minor children, Jacqueline Cohen and Gabrielle Cohen, as to which shares Mr. Cohen disclaims all beneficial interest. Does not include 70,000 shares of RCI Common Stock issuable upon the exercise of RCI warrants issued on February 8, 1995.

(7) Does not include 60,000 shares owned by Broadway Partners, a partnership comprised of the children of Alan Cohen and Robert Cohen, as to which Robert Cohen disclaims all beneficial interest. Does not include 70,000 shares of RCI Common Stock issuable upon the exercise of RCI warrants issued on February 8, 1995.

(8) Consists of shares of RCI common stock beneficially owned by Incomnet by virtue of Mr. Reznick's position as the President and Chief Executive Officer of Incomnet. Does not include shares issuable upon the conversion of 8% promissory notes issued by RCI in January 1996 or warrants to purchase RCI common stock issued by RCI in April, May, June and August 1996.

(9) Incomnet acquired 10,200,000 shares of RCI common stock as part of a private placement of securities which was consummated in February 1995. See "Item 1. Business - Acquisition of Rapid Cast, Inc." in the Company's 1995 Form 10-K. Does not include shares issuable upon the conversion of 8% promissory notes issued by RCI in January 1996 or warrants to purchase RCI common stock issued by RCI in April, May, July and August 1996.

(10) Does not include 200,000 shares of RCI common stock issuable upon the exercise of stock options granted under the RCI 1994 Stock Option Plan.

(11) Includes 544,444 shares of RCI common stock beneficially owned by each of Laura Huberfeld's two minor children, Jessica Huberfeld and Rachel Huberfeld, as to which shares Mrs. Huberfeld disclaims all beneficial interest. Laura Huberfeld is the wife of Murray Huberfeld, a principal of Broad Capital Associates, Inc.

(12) Includes 163,333 shares of RCI common stock beneficially owned by each of Naomi Bodner's eight minor children, Moshe Bodner, Aaron Bodner, Elizar Bodner, Tzypporah Bodner, Mordechi Bodner, Yaakov Bodner, Rachel Bodner, and Yissochar Bodner, as to which shares Mrs. Bodner disclaims all beneficial interest. Naomi Bodner is the wife of David Bodner, a principal of Broad Capital Associates, Inc.

SECURITIES OF RCI

     RCI is authorized to issue 30,000,000 shares of common stock, par value $.001 per share. As of November 1, 1996, 20,250,000 shares of RCI common stock are issued and outstanding, warrants to purchase 1,853,683 shares of RCI common stock are issued and outstanding pursuant to the issuance of short-term notes by RCI in April, May, July and August 1996, convertible notes convertible into 810,000 shares of RCI common stock are issued and outstanding, and options to purchase 2,192,000 shares of common stock are issued and outstanding. All issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights. There are no redemption provisions applicable to the common stock. The holders of common stock are entitled to receive dividends when, as if declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of holders of preferred stock, if any. In the event of liquidation, dissolution or winding up of RCI, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock (if any) having preference over the common stock. The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors then being elected.

     RCI has outstanding warrants to purchase 1,000,000 shares of common stock issued on February 8, 1995 (the "RCI Warrants"). The RCI Warrants are exercisable to purchase shares of common stock commencing on the 35th business day after any date before December 31, 1998 (the "Start Date") on which securities of RCI are first traded publicly. The exercise price of the RCI Warrants will be equal to 50% of the average of the last reported sales price on the first 30 business days after the Start Date. The RCI Warrants will expire 180 days after the date, if any, on which they first become exercisable. See "Item 1. Business - Financing of Acquisition of RCI" in the Company's 1995 Form 10-K. RCI has outstanding warrants to purchase an additional 1,853,683 shares of common stock issued in April, May and July 1996 ("RCI Additional Warrants"). The RCI Additional Warrants confer on the holders the right to purchase a total of 1,853,683 shares of RCI common stock at any time for a period of seven years at a price of $2.25 per share. In August 1996, the shareholders loaned an additional $1,000,000 to RCI to finance its operations. In consideration for the additional $1,000,000 short-term loans to RCI, RCI issued 15,000 warrants to purchase 15,000 additional shares of RCI common stock at any time for a period of seven years at an exercise price of $4.00 per share. See "THE COMPANY - Loans to RCI."

CERTAIN RCI TRANSACTIONS

     RCI leases office space in two locations from companies owned by certain of its stockholders. See "Item 1. Business - Rapid Cast, Inc. - Facilities" in the
Company's 1995 Form 10-K.   Cohen's Fashion Optical, Sterling Vision and Vision
Centers of America are affiliates of certain of RCI's directors and executive officers. See "THE COMPANY - Directors and Executive Officers of RCI." Retail optical stores that are owned by those companies have purchased 37 LenSystems and $229,116 of Rapid Cast Liquid Monomer and other ancillary supplies. RCI anticipates that retail optical stores that are operated by or are franchisees of those companies may seek to purchase or lease an undeterminable number of additional LenSystems and Rapid Cast Liquid Monomer from RCI. None of such companies or their respective franchisees have made any commitments or executed any contracts to purchase the LenSystem, and there can be no assurance that any additional sales will be agreed upon or consummated. RCI will make the LenSystem available to such users upon terms and conditions comparable to all other purchasers with orders of similar size and nature.

     The founding stockholders of RCI (not including Incomnet) own 9,800,000 shares of RCI common stock and acquired these shares at a purchase price of approximately $.03 per share. The RCI founding stockholders and their affiliates had, as of September 10, 1996, loaned approximately $1,463,334 to RCI, not including loans made to RCI pursuant to rights offerings in January, April, May, July and August, 1996. See "THE COMPANY - Loans to RCI." The loan, together with any additional loans which are thereafter made by them (other than the loans made in January, April, May, July and August 1996 in consideration for convertible notes or warrants to purchase RCI common stock), are due and payable on July 31, 1996, together with interest at 7% per annum, subject to the following restrictions: until RCI's revenues from continuing operations aggregate at least $1,000,000 in any three consecutive months, RCI may repay these loans only if the lenders furnish or guaranty equivalent lines of credit.

     In connection with a private placement of RCI units by Incomnet (each unit consisting of one 8% convertible promissory note in the principal amount of $1,000,000 and one RCI Warrant to purchase 100,000 shares of RCI common stock) in February 1995, affiliates of Broad Capital Associates, Inc. purchased 3-1/3 units. In addition, Larry Joel and Robert and Alan Cohen and certain of their affiliates purchased 2-1/2 units. Sam D. Schwartz, the former President and Chairman of the Board of Incomnet, purchased 0.9 units. These purchasers waived interest accrual on the notes included in their units. In connection with this private placement, Incomnet also issued to the RCI founding stockholders 750,000 shares of Incomnet's Common Stock.

     Incomnet originally agreed to issue to the RCI founding stockholders a maximum of 750,000 additional shares of Incomnet's Common Stock depending on RCI's pre-tax earnings during the first fiscal year after RCI's February 1995 acquisition of Q2100. On June 16, 1995, Incomnet agreed to issue 600,000 additional shares of its Common Stock to the RCI founding stockholders without registration rights in exchange for their relinquishment of their rights to be issued any of the 750,000 shares. See "Item 1. Business - Acquisition of Rapid Cast, Inc. - Certain Transactions" in the Company's 1995 Form 10-K.

     In January 1996 RCI raised $648,000 in additional capital pursuant to an offering of convertible notes to its existing shareholders and an executive. Incomnet, Inc. loaned $326,400 to RCI in January 1996 as its pro rata share of the loan pursuant to which the Company has the right to convert the note into 408,000 shares of RCI common stock. In April, May, July and August 1996, RCI raised and is in the process of raising $2,838,683 in additional capital pursuant to the issuance of short-term notes and seven year warrants. Incomnet, Inc. has loaned $1,607,996 to RCI as its pro rata share of the April, May, July and August loans to RCI.

     See "THE COMPANY - Directors and Officers of RCI" for information on certain directors and officers of RCI who are also affiliated with potential users of the LenSystem. SEE "Item 1. Business - Rapid Cast, Inc. - Development of Technology" in the Company's 1995 Form 10-K for information on the involvement of Dr. Larry Joel in the development of the Technology and in the sale of the Technology to Pearle. See "THE COMPANY - Directors and Officers of RCI" for information on the current employment of Dr. Joel as President of Q2100.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

     The Company is a Delaware corporation and thus subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which is generally viewed as an anti-takeover statute. In general, Section 203 prohibits a Delaware corporation from engaging in any "business combination" (as defined) with any "interested stockholder" (as defined) for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     In general, Section 203 defines a "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) (subject to certain exceptions) any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as (a) any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or (b) any entity or person affiliated with or controlling or controlled by such entity or person.

     The existence of Section 203 would be expected to have the effect of discouraging takeover attempts involving RCI, including attempts that might result in a premium over the market price of RCI's common stock (if it is then publicly traded).


                                 USE OF PROCEEDS


     The Company will not receive any net proceeds from the sale of the Outstanding Shares or the Underlying Shares, if and when issued. The Company has received net proceeds of $1,990,000 from the issuance of the Series A Preferred covered by this Prospectus. The net proceeds received from the sale of the Series A Preferred has been used by the Company to retire indebtedness owed to the Company's Chief Executive Officer, to make loans to Rapid Cast, Inc., and for general working capital purposes. See "DESCRIPTION OF CAPITAL STOCK."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Company's Common Stock is quoted on the NASDAQ Small Capital Market System under the symbol "ICNT." The following table sets forth, for the calendar quarters indicated, the actual high and low sale prices of the Company's Common Stock as reported on the NASDAQ/Small Capital Market commencing for the first quarter of 1994. The approximate number of record holders of Common Stock on November 1, 1996 was 789.

                    HIGH       LOW    LAST SALE
                    ----       ---    ---------

 1994

   First Quarter     7.25      6.00      6.75
   Second Quarter   11.12      6.37      9.75
   Third Quarter    12.50      8.00     11.37
   Fourth Quarter   14.62      9.94     13.25

 1995

   First Quarter    16.25     12.25     14.25
   Second Quarter   15.87     11.25     15.25
   Third Quarter    23.50     15.25     22.25
   Fourth Quarter   11.25      2.50      4.56

 1996

   First Quarter     6.20      4.25      5.12
   Second Quarter    6.25      4.37      4.75
   Third Quarter     5.31      4.50      4.75
   Fourth Quarter(a) 4.75      3.00      3.00

---------------------------

(a)  Through November 20, 1996.


          A recent closing sale price for the Common Stock as reported in published financial sources is set forth on the cover page of this Prospectus. There is no public trading market for the Warrants nor is one expected to develop. The Company intends to retain future earnings for use in its business and does not anticipate paying any dividends on shares of its Common Stock in the foreseeable future.

                                 CAPITALIZATION


          The following table sets forth the actual capitalization of the Company at September 30, 1996 and the capitalization of the Company reflecting (i) the net proceeds from the issuance of 467,385 Underlying
Shares pursuant to the conversion of 2,075 outstanding shares the Series A Preferred, and (ii) the issuance of 88,500 additional underlying shares which are not covered by this Prospectus, but which are issuable upon the conversion of the other 365 outstanding shares of Series A Preferred covered by the prior registration statement declared effective on October 31, 1996, 300 of which are reflected as issued and outstanding on September 30, 1996.

                                                        September 30, 1996
                                                        ------------------
                                                      Actual      As Adjusted
                                                      ------      -----------

Long-Term Debt:(1)                                 $ 8,708,181    $ 8,708,181

Minority Interest                                  $ 4,998,099    $ 4,998,099

Stockholders' Equity (Deficiency)

  Preferred Stock, no par value; 100,000 shares
     authorized, 300 shares issued and outstanding     300,000      2,055,000
      (2,440 as adjusted)

  Common Stock, no par value; 20,000,000 shares    $61,019,979    $61,019,979
     authorized, 13,294,434 shares issued and outstanding (13,871,169 as adjusted)(2)

  Retained earnings (accumulated deficit)          (21,413,166)   (21,413,166)

  Treasury Stock                                    (5,491,845)    (5,491,845)
                                                    -----------    -----------

  Total stockholders' equity (deficiency)           34,414,968     36,169,968
                                                  ------------   ------------

  Total capitalization                             $69,564,043    $71,319,043
                                                  ------------    -----------
                                                  ------------    -----------

-----------------------------
(1) Excludes current portion of long-term debt. See the Company's Balance Sheet in its Form 10-Q for the fiscal quarter ended September 30, 1996, which is incorporated in this Prospectus by reference. The long term debt includes $8,055,562 of net deferred tax liability arising from the nondeductibility of the RCI patent rights, which will be eliminated in accordance with Statement of Financial Accounting Standards No. 109, as the underlying patent rights are amortized to expense.

(2)  Assumes a total of 467,385 Underlying Shares of the Company's
     Common Stock is issued pursuant to the conversion of 2,075 shares of the outstanding Series A Preferred (not including payment of the 2% cumulative dividend in Common Stock), and assumes 88,500 shares of additional underlying shares not covered by this Prospectus are issued pursuant to the conversion of 365 other outstanding shares of Series A Preferred which were issued by the Company in September and October 1996. The adjusted shares of Common Stock assume that 2,075 shares of Series A Preferred are converted into Common Stock at an average conversion price of $4.44 per share, and that 365 shares of Series A Preferred are converted into Common Stock at a conversion price of $4.125 per share. The conversion price may be less, depending on the average bid price of the Company's Common Stock prior to the conversion date. If the average conversion price of the Series A Preferred is less than $4.44 and $4.125 per share, respectively, more dilution would be incurred by the existing Common Stockholders. See "THE COMPANY -Issuance of Convertible Preferred Stock" and "RISK FACTORS - Possible Adverse Effects of Issuance of Preferred Stock."

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION


     The selected consolidated financial information for the Company presented under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1995, and the nine months ended September 30, 1996, is derived from the Company's Consolidated Financial Statements. The Company's Consolidated Financial Statements as of December 31, 1993, 1994, and 1995 and for each of the years in the three-year period ended December 31, 1995, and the report thereon, and as of September 30, 1996 and September 30, 1995 and for the nine months ended September 30, 1995 and September 30, 1996, have been incorporated in this Prospectus by reference. This selected consolidated financial information should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto included in the Company's 1995 Form 10-K and the Company's Form 10-Q for the fiscal quarter ended September 30, 1996, incorporated herein by reference, and with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in this Prospectus.

                                 INCOMNET, INC.
STATEMENT OF OPERATIONS DATA:



                       Nine Months Ended September 30                          Year Ended December 31
                       ------------------------------  ---------------------------------------------------------------------
                              1996         1995            1995          1994           1993           1992           1991
                              ----         ----            ----          ----           ----           ----           ----
Revenues                 $77,295,795    $62,123,548    $86,564,917    $46,815,057    $11,298,972    $5,534,874     $1,898,071


Income (Loss) before
income taxes, extra-
ordinary items and
minority interest        (11,202,321)     3,572,612        957,044      4,000,242     (1,606,844)   (2,264,597)       397,631

Income (Loss)
before extra-
ordinary item and
minority interest        (10,522,741)     3,286,492        856,543      3,999,187     (1,606,844)   (2,461,697)         1,322

Minority Interest            781,273        182,641        509,482         -              -              -                -


Net Income
(Loss)                    (9,262,761)       564,845      1,366,025      4,071,194       (948,769)   (2,021,333)         1,322

Net Income (Loss)
per share before
extraordinary items            (0.70)          0.04           0.11           0.42          (0.20)        (0.34)             0

Net Income (Loss)
per share                      (0.70)          0.04           0.11           0.42          (0.12)        (0.28)             0

Cash dividends per
common share                       0              0              0              0              0             0              0

Weighted average
number of shares          13,244,674     13,566,743     12,706,401      9,593,207      8,183,877     7,189,671      6,936,316


BALANCE SHEET DATA:


                       At September 30                            At December 31
                       ---------------     ------------------------------------------------------
                            1996           1995            1994           1993          1992           1991
                            ----           ----            ----           ----          ----

Total assets             $69,564,043    $74,105,629    $26,158,346     $8,665,839     $6,744,944    $2,174,428

Long-term obligations(1)   8,708,181      8,459,772            900         20,000        176,000        83,334

----------------------------------

     (1) The long term obligations include $8,055,562 at September 30, 1996 and $8,449,050 at December 31, 1995 of net deferred tax liability arising from the nondeductibility of the RCI patent rights, which will be eliminated in accordance with Statement of Financial Accounting Standards No. 109, as the underlying patent rights are amortized to expense.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


     CONSOLIDATED RESULTS OF OPERATIONS

GENERAL

     Gross revenues from NTC's operations have been increasing steadily since the Company acquired a controlling interest and commenced advancing working capital to NTC in early 1992. Upon acquiring control of NTC, the Company implemented a new marketing plan for NTC pursuant to which compensation payments to the independent marketing representatives were calculated and paid on a more timely basis. NTC uses a network marketing program of independent representatives to sell its telecommunications-related services to retail customers. The growth in NTC's telecommunications-related revenues is directly tied to its network marketing program. NTC's independent representatives typically purchase materials, training and services from NTC to assist them in selling new retail customers and enrolling other representatives in the NTC program. NTC pays the independent representatives a residual monthly commission on the telecommunications revenue. In addition, the network marketing program pays various bonuses and overrides when and if new representatives obtain a minimum number of new telephone customers, typically 10, within a 30 to 60 day period. This program has been designed to bring NTC new retail telephone customers even if little or no growth occurs in the marketing program revenues itself. The new telecommunications revenue generally lags the marketing program revenues by one to six weeks. When the marketing program revenues increase, an increase in NTC's telecommunications-related revenues is expected to follow.

     As part of NTC's new management program, the billing system was enhanced to allow for multiple billing cycles each month. An arrangement has also been made to use local exchange carriers with the goal of reducing billing costs, improving collections and terminating telephone service more rapidly when invoices are in arrears. See "RISK FACTORS - Risk of Billing Through Local Exchange Carriers." NTC believes that the pre-paid calling card products now offered by it significantly reduce losses due to uncollectible accounts receivable.

     NTC's long distance telephone services and marketing programs subject the Company to the regulatory control of the Federal Communications Commission and various state regulatory agencies, including but not necessarily limited to state Public Utility Commissions or equivalent, state attorney general offices, and state consumer relations and protection offices. From time-to-time in the normal course of business, NTC receives inquiries, requests and demands from such agencies for information and action. Management does not believe any such inquiries, requests or demands received by the Company to date have had, or are reasonably likely to have in the future, any material impact on NTC's business.

     The Company's current emphasis with respect to NTC is to continue to ensure that (i) processing capacity is maintained and increased to handle growing sales, (ii) the independent marketing force continues to expand, resulting in a growing base of telephone customers, and (iii) the business is operated efficiently with reliable reporting. While the improved computer processing system is expected to reduce operating expenses as a percentage of gross revenues due in part to increased speed and decreased errors, on-going costs in 1996 for expansion of NTC's infrastructure and more emphasis on local exchange carrier billing may result in expenses in 1996 which are comparable to or higher than expenses in 1995 and 1994, as a percentage of gross revenues, depending upon the rate of NTC's growth.

     In addition to the focus on NTC, the Company anticipates that it will receive more revenues and potential profits in the future from its acquisition of Rapid Cast, Inc. on February 8, 1995. See "Item 1. Business - Acquisition of Rapid Cast, Inc." and "Item 1. Business - Rapid Cast, Inc." in the Company's 1995 Form 10-K. The Company continues to seek more business for AutoNETWORK, its interactive computer network and electronic bulletin board system. Although no specific plans have been made, the Company may seek to make an acquisition of a computer network or long distance telephone-related business in the future.


     NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     SALES - Third quarter, 1996 sales of $27,591,284 increased 22% over the third quarter, 1995 sales of $22,660,377. The majority of this increase was attributable to NTC's sales increase to $25,790,559 from $21,381,603 in the three months ending September 30, 1996 verses 1995, respectively. The following table summarizes the Company's sales performance by subsidiary and segment during the comparable third quarters in 1996 and 1995:

                                                             $ In Millions
                                                            ----------------
  Subsidiary                       Segment                   1996      1995
--------------      --------------------------------------- ------    ------

 NTC                Telephone (telecommunications services) $21.1     $17.5
 NTC                Telephone (marketing programs)            4.7       3.9
 RCI                Optical                                   1.4       0.9
 AutoNETWORK        Network                                   0.4       0.4
                                                          -------   -------
                    Total Company Sales                   $  27.6   $  22.7
                                                          -------   -------
                                                          -------   -------

     COST OF SALES - Total Company cost of sales increased to $17,777,193 or 64% of sales during the quarter ending September 30, 1996 verses $15,733,118 or 69% of sales during the comparable prior year quarter. The quarter-to-quarter increase in cost of sales resulted largely from two factors. The first factor in the increasing cost of sales was the increase in carrier costs associated with increased telephone service sales by NTC. A second factor was a rapid rise in RCI costs of sales. The improvement in costs as a percent of sales was largely generated by improvements in NTC's telecommunication service gross profits resulting from: 1) lower long-distance transport costs from NTC's carriers and, 2) continuing improvements in the mix of sales in the higher profit product lines.

The following table summarizes the Company's changes in three major cost components for the third quarter:


                                                             $ in millions
                                                             -------------
                                                             1996      1995
                                                            ------    ------
 Commissions paid to NTC independent sales reps             $  5.0    $  4.4
 Carrier costs for NTC's long distance telephone service      11.0      10.3
 All other costs of sales                                      1.8       1.0
                                                           -------   -------
               Total Company Cost of Sales                 $  17.8   $  15.7
                                                           -------   -------
                                                           -------   -------

     NTC's total commission expense increased to $4,994,396 in the third quarter of 1996 compared to $4,381,233 in the same quarter of 1995. NTC's carrier costs to deliver long distance telephone service to its telephone customers increased to $10,993,771 in the third quarter of 1996 compared to $10,331,142 in the third quarter of 1995. This increase in carrier costs reflects the year-to-year growth in telephone sales, although these costs have grown at a slower pace than sales, thus reflecting improvements in overall telephone gross profits.

     The third cost component shown in the table above is "all other costs of sales" which represents: (1) NTC's costs of producing sales materials for its independent sales representatives, (2) RCI's costs of producing optical systems and ancillary goods, and (3) AutoNETWORK costs of providing communications network products and services.

     GENERAL & ADMINISTRATIVE - Total general and administrative costs increased to $8,253,785 or 30% of sales in the quarter ending September 30, 1996 compared to $4,953,698 or 22% of sales in the same prior year quarter. General and administrative costs generally include the costs of employee salaries, fringe benefits, supplies, and related support costs which are required in order to provide such operating functions as customer service, billing, marketing, product development, information systems, collections of accounts receivable, and accounting.

     NTC's general and administrative costs increased to 25% of sales in the third quarter of 1996 from 19% of sales in the third quarter of 1995. This increase was caused largely by: (1) increases in fees paid to local exchange carriers (LEC's) to process NTC's billing and collection of its LEC-billed long distance telephone service, and (2) increases in compensation and fringe benefits expended as NTC continues to build infrastructure to support anticipated future sales growth. RCI's general & administrative costs increased to 92% of sales in the third quarter of 1996 from 76% of sales in the third quarter of 1995, thus continuing to reflect the startup nature of its operations.

     DEPRECIATION & AMORTIZATION - Total Company depreciation and amortization expense was $501,787 in the third quarter of 1996 verses $475,023 in the third quarter of 1995. This increase was caused by continuing investment by NTC in computer hardware and software, furniture and equipment, and leasehold improvements required to support its anticipated expansion in sales.

     BAD DEBT EXPENSE- Total Company bad debt expense increased to $1,291,763 in the third quarter of 1996 compared to $636,166 in the same prior year quarter. The quarter-to-quarter increase in bad debt was caused primarily by increased provisioning of NTC's LEC billed receivables.

     OTHER INCOME & EXPENSE - The Company's other income and expense deteriorated to net other expense of $10,051,243 in the third quarter of 1996 verses net other expense of $11,793 during the comparable prior year quarter. This $10,039,450 net deterioration was primarily caused by: (1) an $8,000,000 reserve to devalue the Company's investment in RCI, and (2) a $2,000,000 reserve at the company's headquarters for settlement costs associated with claims by officers.

     ACQUISITION COSTS & EXPENSES - Acquisition costs increased to $645,572 during the third quarter of 1996 compared to $390,967 during the third quarter of 1995. This increase was primarily caused by a reclassification of RCI's patent amortization which is categorized in 1996 as an acquisition cost and was categorized in 1995 as amortization from operations. If the 1995 third quarter acquisition costs and expenses were restated to include RCI's patent amortization, the restated total Company acquisition costs and expenses would equal $593,721, thus reflecting a $51,851 increase in 1996 third quarter acquisition costs and expenses verses prior year. This increase was caused by higher costs of monthly patent amortization by RCI in 1996 than in 1995.

     MINORITY INTEREST - Beginning on July 1, 1995, the Company converted from the equity method to the consolidated method of accounting for its approximately 51% ownership in RCI. As a result, 49% (the "minority interest") of RCI's losses during the three months ending September 30, 1995 and during the three months and nine months ending September 30, 1996 has been eliminated from the Company's "Consolidated Statements of Operations" for 1996 and 1995. The increase in the minority interest elimination from $182,641 to $781,273 during the third quarters of 1995 verses 1996, respectively, reflects the same year-to-year percentage (49%) of RCI's increase in losses.

     NET INCOME - Total Company net income declined to a loss of $9,262,761 or 33.6% of sales in the third quarter of 1996 as compared to net income of $564,845 or 2.5% of sales in the same quarter of 1995. The quarter-to-quarter decline in net income resulted from: (1) higher losses from RCI in 1996 caused by significantly increased operating costs incurred to build infrastructure for future potential sales growth, and (2) higher losses at the Company's headquarters which were caused by the establishment of reserves for devaluation of the Company's investment in RCI and the establishment of reserves for settlement costs.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     SALES. Total 1995 sales increased by 85% from $46.8 million in 1994 to $86.6 million in 1995. The majority of this increase was attributable to NTC's sales increase from $45.6 million in 1994 to $83.1 million in 1995. The following table summarizes the Company's year-to-year sales performance by subsidiary and segment:

  SUBSIDIARY   SEGMENT                                    DOLLARS IN MILLIONS
                                                            1995      1994
                                                            ----      ----

     NTC       Telephone (telecommunications services)      $70.0     $34.2
     NTC       Telephone (marketing programs)                13.1      11.4
     RCI       Optical                                        2.0      ----
 AutoNETWORK   Network                                        1.5       1.2
                                                            -----      ----
   Total Company Sales                                    $  86.6   $  46.8
                                                          -------   -------
                                                          -------   -------

     NTC's sales increase was driven largely by continued expansion of the customer base for its telecommunications services. As a result of this continuing expansion, NTC's telecommunication service revenues represented 84% of NTC's total 1995 revenues with the remaining 16% generated by sales of NTC's marketing programs. This 1995 revenue mix compares to NTC's 1994 mix of 75% from telecommunication services and 25% from marketing programs.

     The consolidation of RCI in the third and fourth quarters of 1995 added $2.0 million of optical product sales to the total year results.

     COST OF SALES. Total Company cost of sales, which tends to vary directly with sales, increased from $31.2 million or 67% of sales in 1994 to $57.9 million or 67% sales in 1995. The following table summarizes the Company's year-to-year changes in two major cost components:

                                                            DOLLARS IN MILLIONS
                                                              1995     1994
                                                            -------   ------
 Commissions paid to NTC independent sales representatives  $  14.2   $  7.7
 All other costs of sales                                      43.7     23.5
                                                            -------   ------
     Total Company Cost of Sales                            $  57.9   $ 31.2
                                                            -------   -------
                                                            -------   -------

     NTC's total commission expense increased from $7.7 million in 1994 to $14.2 million in 1995. The most significant single factor in this year-to-year change was an annual increase of $3.0 million in residual monthly sales commissions paid to independent sales representatives on NTC's expanding telecommunication service revenues. The remainder of the year-to-year change was caused by increases in various bonuses and overrides paid to sales representatives who signed up new telephone service customers for NTC.

     The second cost component shown in the table above is "all other costs of sales" which represents (1) NTC's long distance carrier costs, (2) NTC's costs of producing sales materials for its independent sales representatives, (3) RCI's costs of producing optical systems and ancillary goods, and (4) AutoNETWORK's costs of providing communications network products and services.

     GENERAL AND ADMINISTRATIVE. Total general and administrative costs increased from $9.4 million or 20% of sales in 1994 to $19.8 million or 23% of sales in 1995. General and administrative costs generally include the costs of employee salaries, fringe benefits, supplies, and related support costs which are required in order to provide such operating functions as customer service, billing, marketing, product development, information systems, collections of accounts receivable, and accounting.

     NTC's general and administrative costs increased during 1995 in order to:
(1) support its continuing sales growth in 1995 and, (2) build stronger infrastructure to accommodate still greater sales growth and improved cost efficiencies in the future. RCI incurred substantial general and administrative costs in 1995 relating to its startup of operations.

     DEPRECIATION AND AMORTIZATION. Total Company depreciation and amortization expense increased from $0.4 million in 1994 to $1.0 million in 1995. This increase was caused by greater investment by NTC in computer hardware and software, furniture and equipment, and leasehold improvements required to support its rapid expansion in sales.

     BAD DEBT EXPENSE. Total Company bad debt expense increased from $1.8 million or 3.8% of sales in 1994 to $4.1 million or 4.8% of sales in 1995. The year-to-year increase in bad debt was caused primarily by increased provisioning of NTC's Dial-1 receivables and secondarily by the Company's establishment of a bad debt reserve for a potentially uncollectible note receivable from a Company shareholder.

     OTHER INCOME AND EXPENSE. The Company's net income and expense declined from net other income of $0.3 million in 1994 to net other expense of $1.0 million in 1995. This $1.3 million net decline was primarily caused by: (1) a $382,500 settlement with convertible noteholders relating to the acquisition of RCI, (2) a $244,010 settlement with a former Company officer, and (3) a $337,500 write-off of marketable securities by NTC.

     ACQUISITION COSTS AND EXPENSES. Acquisition costs increased from $0.3 million in 1994 to $1.7 million in 1995. This increase in costs was caused almost entirely by the acquisition of RCI and includes (1) $1,228,206 of amortization expense relating to the acquisition of RCI patent rights, (2) $118,743 of interest expense on notes used to finance the RCI acquisition and related legal costs, and (3) $107,841 of equity in RCI's losses from February 1995 (date of acquisition) through June, 1995 (the period during which the Company's 51% ownership of RCI was recorded under the equity method of accounting).

     MINORITY INTEREST. Beginning on July 1, 1995, the Company converted from the equity method to the consolidated method of accounting for its 51% ownership in RCI. As a result, 49% of RCI's losses from July 1, 1995 through December 31, 1995 (the "minority interest") were eliminated from the Company's "Consolidated Statements of Operations" for 1995.

     NET INCOME. Total Company net income declined from $4.1 million or 8.7% of sales in 1994 to $1.4 million or 1.6% of sales in 1995. Although NTC's year-to-year net income increased substantially, those increases were more than offset by losses sustained from the Company's internal operations and from RCI's operations.

     YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993.

     In 1994, total revenues were $46,815,057 as compared to $11,298,972 in 1993, an increase of $35,516,085 or 314%. Telecommunications-related revenues (including revenue for the Company's AutoNETWORK business) increased to $35,397,830 in 1994 from $7,022,716 in 1993, an increase of $28,375,114 or 404%, while marketing-related revenues increased to $11,417,227 from $4,260,942 in 1993, an increase of $7,156,285 or 167%. The growth of the Company's telecommunications-related revenues was associated with the increase in the base of marketing representatives, which results in the signing of new telephone customers. The growth of the Company's marketing-related revenues was due to a marketing program involving the sale of marketing programs and materials to independent sales representatives.

     Operating costs from communication products and services, including commissions to independent sales representatives, increased to $31,220,780 in 1994 from $9,521,803 in 1993, an increase of $21,626,970 or 227%. Expenses associated with commissions, bonuses and overrides paid to NTC's independent representatives for 1994 were $7,658,904 versus $2,339,517 in 1993, an increase of $5,319,389 or 227%.

     Other increases in expenses were primarily attributable to the increased costs of communication services from NTC's primary carriers and in the increased investment being made in NTC's customer service, marketing support services, billing and other related operations.

     Selling, general and administrative costs were $9,437,851 in 1994 versus $2,643,583 in 1993, an increase of $6,794,268 or 257%. This increase is attributable to substantial growth in NTC's telecommunications and marketing revenues, which has necessitated substantial increases in the Company's selling, general and administrative operations. The increase in these operations, however, is lower as a percentage increase than the increase in revenues, reflecting an improved economy of scale in the Company's operations.

     Depreciation and amortization increased to $709,857 in 1994 from $514,598 in 1993, an increase of $195,259 or 38%. This increase is due to the increased investment in capital goods required to conduct and expand operations.

     Bad debt expense increased to $1,788,772 in 1994 from $174,377 in 1993, an increase of $1,614,395 or 925%. The increase in bad debt was due to the rapid growth in telecommunications revenues in 1994 versus 1993, although the rate of growth of bad debt from 1993 to 1994 reflects an over-reserve for bad debt in 1992 of $1,078,428, which was applied against bad debt in 1993. The actual rate of growth of bad debt in 1994 was commensurate with the rate of growth in telecommunications revenues from 1993 to 1994.

     Other (income) expense changed from an expense of $51,455 in 1993 to income of $342,445 in 1994, a gain of $393,900, or 765%. The increase is due to the decreased need for the Company to borrow funds in 1994 versus 1993, along with the increase in the Company's cash position, which has resulted in interest gains on funds held in cash accounts.

     The Company experienced net profit of $4,071,194 in 1994 versus a loss of $948,769 in 1993, an increase of $5,019,963 or 529%. The Company's net profit reflects the improved and profitable operations at NTC in 1994.

     YEAR ENDED DECEMBER 31, 1993 COMPARED TO YEAR ENDED DECEMBER 31, 1992.

     Total revenues for 1993 were $11,298,972 as compared to $5,534,874 in 1992, an increase of $5,764,098 or 104%. Communications products and services revenues increased to $7,022,716 from $4,702,521 in 1992, an increase of $2,320,195 or
49%. Marketing services revenues increased to $4,260,942 from $732,372 in 1992, an increase of $3,528,570 or 481%. The increase in communications services revenues reflects the growth in NTC's base of telephone service users, while the increase in marketing services revenues reflects the growing success of NTC in attracting independent representatives to market its products. The Company had an extraordinary gain in 1993 of $658,075, attributable to a settlement with creditors.

     Communications products and services operating costs increased to $9,521,803 in 1993 from $3,387,922 in 1992, an increase of $6,138,109 or 181%.
This increase was primarily attributable to the increased costs of communication services from NTC's primary carriers and in the increased investment being made in NTC's customer service, marketing support services, billing and other related operations.

     Research and development costs decreased to $69,966 in 1993 from $91,212 in 1992, a decrease of $21,246. This decrease was due to cost controls placed on expenditures and to the Company's focus on improving the operation of existing products.

     Selling, general and administrative costs were $2,643,583 in 1993 versus $2,762,746 in 1992, a decrease of $258,297 or 10%. This decrease is attributable to improved cost controls in NTC's marketing operations, whose revenues increased from $732,372 to $4,260,942 with no appreciable increase in costs associated with sales.

     Depreciation and amortization increased to $514,598 in 1993 from $392,230 in 1992, an increase of $122,368 or 31%. This increase is due to the increased investment in capital goods required to conduct and expand operations. Bad debt expense decreased to $174,377 in 1993 from $1,078,428 in 1992, a decrease of $904,051 or 83%. The decrease in bad debt was due to improved customer service and billing operations, particularly the process of submitting call records to Local Exchange Carriers for billing when customers do not pay their telephone bills promptly.


     Interest expense increased to $211,835 in 1993 from $31,989 in 1992, an increase of $179,846 or 562%. The increase is due to the increased amount of funds loaned to NTC in 1993.

     The Company experienced a loss of $1,606,844 before extraordinary items in 1993 versus a loss of $2,461,697 before extraordinary items in 1992, a decrease of $854,853 or 34%. While the loss reflects that NTC's operations were not profitable for the 1993 calendar year, the decrease of the loss reflects improvement in NTC's operations.

LIQUIDITY AND CAPITAL RESOURCES

     Overall, the Company achieved slightly negative cash flows of $28,347 during the first nine months of 1996 resulting from negative cash flows from operations ($5,746,789), which were almost entirely offset by positive cash flows from investing of $2,966,797 and from financing activities of $2,751,145.

     The Company generated $5,746,789 in negative cash flow from operations during the first nine months of 1996, compared to $3,732,269 in positive cash flow from operations during the prior year's comparable period. This year-to-year decrease in cash flow from operations resulted primarily from:
(1) a $12,166,902 decrease in profits adjusted for non-cash expenses, (2) a $3,123,178 increase in cash generated from the collection of accounts receivable, (3) a $140,352 increase in cash from increased use of accounts payable, (4) a $457,122 decrease in cash from a reduction in accrued expenses, (5) a $360,300 decrease in cash generated by increased investment in inventory, primarily at the Company's Rapid Cast subsidiary, and (6) a $710,900 increase in cash generated from decreased investment in notes receivable due from officers and shareholders.

     The Company generated positive cash flows from investing activities of $2,966,797 in the first nine months of 1996 and $26,953,780 in the first nine months of 1995. The 1996 positive cash flow resulted primarily from an $8,000,000 devaluation of the Company's investment in RCI which was partially offset by continuing investment by NTC in plant and equipment to support its continuing growth in sales. The 1995 negative cash flow resulted primarily from the Company's purchase of a 51% ownership in RCI on February 8, 1995.

     Positive cash flows from financing activities totaled $2,751,645 during the first nine months of 1996 and $17,556,822 during the first nine months of 1995. The 1996 positive cash flow resulted primarily from RCI entering into various loan agreements to finance the building of infrastructure to support its anticipated future sales growth. In September 1996, the Company also raised $365,000 from the sale of 365 shares of 2% convertible preferred stock, and raised an additional $2,075,000 in October 1996 through the placement of additional shares of 2% convertible preferred stock. The Company paid aggregate referral fees equal to approximately 5% of the capital raised from the placement of the 2% convertible preferred stock. The 1995 positive cash flow was generated by a $29,101,901 sale of common stock, which was partially offset by an outflow of $4,776,638 from the Company's purchase of treasury stock.

     For the year ended December 31, 1995, the Company had a net profit of $1,366,025 and, at that date, current assets exceeded current liabilities by $1,440,515. Since the Company acquired a controlling interest in NTC in early 1992, the Company's capital needs have primarily been satisfied from outside sources such as the private placement of securities, the exercise of warrants and options, and loans and bank credit lines guaranteed by its principal shareholders. Cash flow from operations did not provide net working capital to the Company during the period from February 1992 to May 1994. While cash flow from operations on a consolidated basis has generally been positive since June 1994, the increasing capital needs of RCI and legal costs are likely to require the Company to raise additional capital from outside sources in the third quarter of 1996.

     The Company had net working capital of $1,440,515 at December 31, 1995, as compared to net working capital of $8,798,793 at December 31, 1994. During 1995, net cash flow from operations was $1,378,839 compared to net cash flow from operations of $3,083,887 in 1994.

     During 1995, the Company's cash requirements were met through a combination of a cash flow from operations, exercise of warrants to purchase the Company's common stock and private placements of its Common Stock. In 1995, the Company raised $29,058,773 in either private placements or from the exercise of warrants. The Company anticipates that it will continue to attain cash flow sufficient to meet the Company's cash requirements in 1996 through a combination of operations, bank borrowings, private placements of its common stock and the exercise of warrants to purchase the Company's Common Stock. On February 5, 1996, Melvyn Reznick, the President and a director of the Company, personally guaranteed and arranged for a $500,000 bank line of credit for the Company, which may be expanded to a range of $750,000 to $1,000,000 in the near future. As of April 30, 1996, the line had been drawn upon to the extent of $515,000 to fund loans to RCI pursuant to a rights offering made to RCI's stockholders. See "THE COMPANY - Loans to RCI." The Company anticipates that during 1996 it and RCI will need financing in addition to their respective cash flows to fund operations and, in the case of RCI, to finance the growth of its business.

     The Company had no material commitments for capital expenditures at December 31, 1995, but does expect to continue expanding the NTC headquarters building and purchasing additional equipment commensurate with the requirements of its customer base. During 1995, the Company had capital expenditures of $7,389,419 for plant and equipment.

     Effective February 12, 1992, the Company entered into a Letter of Agreement (the "Agreement") with NTC to ultimately acquire a controlling interest in NTC. The Company loaned NTC $2,850,000 during 1992, collateralized by substantially all the assets of NTC, from its available working capital resources. In 1993, the Company loaned an additional $1,935,961 to NTC, bringing the total to $4,785,961. In 1994, the Company loaned NTC an additional $308,879, bringing the total to $5,094,810. All loans to NTC were converted into an additional equity investment in NTC at the end of 1994. No further loans were made to NTC during 1995.

     In May 1992, as settlement with a creditor on a past due accounts payable of approximately $725,000, the Company entered into a non-interest bearing credit facility of approximately $432,000, resulting in a gain of approximately $293,000 ($.04 per common share). The contract was payable in monthly installments of $12,000 for the first twelve months and monthly installments of $16,000 thereafter through November 1994. Maturities of the contract were $84,000 in 1992, $172,000 in 1993 and $176,000 in 1994. This obligation was paid in full in 1994

     At December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $16,800,000, which are expected to be available to offset taxable income in future years. The Company and its subsidiaries are engaged in legal proceedings where the ultimate outcome cannot presently be determined. This information is described at "Item 3. Legal Proceedings" in the Company's 1995 Form 10-K.


                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information concerning the beneficial ownership of the Company's Common Stock as of November 14, 1996. Persons and groups named in the table represent (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company or its NTC subsidiary, (iii) each executive officer of the Company or its NTC subsidiary, and (iv) all directors and executive officers of the Company and its NTC subsidiary as a group.

NAME AND ADDRESS OF      AMOUNT AND NATURE OF     PERCENTAGE OF SHARES OF
BENEFICIAL OWNER         BENEFICIAL OWNERSHIP(1)  COMMON STOCK OUTSTANDING(9)
-------------------      -----------------------  ---------------------------
Melvyn Reznick                     230,300(2)                1.68%
21031 Ventura Boulevard
Suite 1100
Woodland Hills, CA  91364

Sam D. Schwartz                  1,998,500(3)               14.58%
21031 Ventura Boulevard
Suite 1100
Woodland Hills, CA  91364

Nancy Zivitz                       669,300(4)                4.88%
7234 Silverbell Drive
Sarasota, Florida 34241

Albert Milstein                     48,000(5)                0.35%
21031 Ventura Boulevard
Suite 1100
Woodland Hills, CA  91364

Edward R. Jacobs                    30,000                   0.22%
2801 Main Street
Irvine, CA 92715

Stephen A. Caswell
21031 Ventura Boulevard             20,000(6)                0.15%
Suite 1100
Woodland Hills, CA 91364

Jerry W. Ballah                          0                      0%
2801 Main Street
Irvine, California 92715

William D. Savage                   51,000(7)                0.37%
2801 Main Street
Irvine, California 92715

Richard A. Marting                  55,000(8)                 0.4%
2801 Main Street
Irvine, California 92715

All  directors and officers      1,103,600                   8.03%
as a group (eight persons)

-------------------------------
(1) See the Company's Proxy Statement for the 1996 Annual Meeting of the Shareholders for additional information regarding outstanding stock options and warrants to purchase the Company's Common Stock.

(2) Includes stock options to purchase 25,000 shares at an exercise price of $4.87 per share, exercisable at any time until February 28, 2001, stock options to purchase 25,000 shares at an exercise price of $4.87 per share, exercisable at any time until May 31, 2001, stock options to purchase 25,000 shares at an exercise price of $4.87 per share, exercisable at any time until August 31, 2001, and stock options to purchase 100,000 shares at an exercise price of $4.37 per share, exercisable at any time until April 5, 2001. Does not include stock options to purchase 200,000 shares at an exercise price of $4.87 per share, which do not vest until RCI achieves certain financial performance goals, stock options to purchase 50,000 shares at an exercise price of $4.37 per share, which do not vest until RCI becomes a public company, and stock options to purchase an additional 75,000 shares at exercise prices ranging from $4.37 to $4.87 per share, which do not vest until later dates in 1996 and 1997. See "Ratification of 1996 Stock Option Program for Directors, Officers and Key Consultants" in the Company's Proxy Statement for its 1996 Annual Meeting of the Shareholders.

(3) Excludes 90,000 shares owned by Rita L. Schwartz, which are her sole and separate property, in which Mr. Schwartz disclaims any beneficial interest. Includes 90,000 shares acquired upon the conversion of 8% convertible promissory notes.

(4) Includes 644,300 shares owned by Clarence R. Zivitz, Nancy Zivitz' husband, and stock options to purchase 25,000 shares owned by Nancy Zivitz, a member of the Company's Board of Directors, at an exercise price of $4.37 per share at any time until February 28, 2001.

(5) Includes stock options to purchase 25,000 shares at an exercise price of $4.37 per share at any time until April 5, 2001.

(6) Does not include stock options to purchase 50,000 shares at an exercise price of $4.37 per share, which do not vest until RCI achieves certain financial performance goals.

(7) Includes warrants to purchase 50,000 shares at an exercise price of $8.50 per share, expiring on May 27, 1997.

(8) Includes warrants to purchase 50,000 shares at an exercise price of $8.50 per share, expiring on May 27, 1997.

(9) Assumes 13,741,024 shares outstanding, including 517,000 shares issuable upon the exercise of stock options and warrants which have vested, but which do not include any Shares or Underlying Shares.

     Based upon the Company's review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company in compliance with Section 16 of the Securities Exchange Act of 1934, as amended, all of such Forms were filed on a timely basis by such reporting persons, other than: (1) a report on Form 4 due from Joel W. Greenberg, the Company's former Chairman of the Board on or before May 10, 1996 with respect to 25,000 stock options which vested on April 5, 1996, (2) certain officers of National Telephone & Communications, Inc. were late in their Form 3 filings when they became executive officers in February 1996, and a director of that subsidiary is late in Form 4 and Form 5 filings for 1995, but the Form 3 filings have been brought current, and (3) reports on Form 4 and Form 5 of transactions occurring from January 1993 until July 1995 were reported late by Sam D. Schwartz, the Company's former Chairman, President and Chief Executive Officer. There may be additional transactions in the Company's stock by Mr. Schwartz and his affiliates during that period and at other times that have not been reported. The Company is currently conducting an investigation to ascertain the scope of unreported transactions.

                          DESCRIPTION OF CAPITAL STOCK

     The following summaries of certain provisions of the Articles of Incorporation, as amended, and Bylaws of the Company do not purport to be complete and are qualified in their entirety by reference to such instruments, each of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. See "AVAILABLE INFORMATION."

GENERAL

     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock and 100,000 shares of Preferred Stock, without par value. As of November 14, 1996, there were 13,294,434 shares of the Company's Common Stock outstanding, excluding any Underlying Shares issuable upon the conversion of outstanding Series A Preferred. As of November 14, 1996, 2,440 shares of the Company's Preferred Stock were issued and outstanding and no Common Stock or Preferred Stock was held as treasury stock. See "THE COMPANY - Issuance of Convertible Preferred Stock."

COMMON STOCK

     DIVIDENDS. Subject to the rights of holders of the Company's Preferred Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of the Company's Common Stock, when and as dividends are declared by the Company's Board of Directors payable in cash, stock or other property, the holders of the Company's Common Stock are entitled to share ratably in such dividends.

     VOTING RIGHTS. Each holder of the Company's Common Stock has one vote for each share held on matters presented for consideration by the shareholders.

     PREEMPTIVE RIGHTS. The holders of the Company's Common Stock have no preemptive rights to acquire any additional shares of the Company.

     ISSUANCE OF STOCK. Under California law the Company's Board of Directors generally may issue authorized shares of the Company's Common Stock or Preferred Stock without shareholder approval.

     LIQUIDATION RIGHTS. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Company's Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of the liquidation preferences of outstanding Preferred Stock, if any.

PREFERRED STOCK

     The Company's authorized Preferred Stock may be issued from time to time as a class without series, or if so determined by the Board of Directors, in one or more series. The voting rights, dividend rights, conversion rights, redemption rights and liquidation preferences of any Preferred Stock, the number of shares constituting any such series and the terms and conditions of the issue of the Preferred Stock may be fixed by resolution of the Company's Board of Directors. The Company's Preferred Stock, as, if and when issued, has and will have a preference over the Company's Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation of the Company, and such other preferences as may be fixed by the Board of Directors. See "THE COMPANY - Issuance of Convertible Preferred Stock."

WARRANTS AND OPTIONS

     In November 1994, the Company approved the Incomnet 1994 Stock Option Plan for the directors, employees and key outside consultants of the Company and its subsidiaries, which provided for the issuance of stock options covering up to 1,500,000 shares of the Company's Common Stock. In November 1994, options to purchase 1,200,000 shares of the Company's Common Stock were granted at an exercise price of $10 per share provided, that the stock options vest and become exercisable only upon NTC earning at least $15 million in pre-tax profits during any continuous four audited quarterly periods until December 31, 1997. See footnote 6, "Shareholders' Equity - Stock Options" in the Consolidated Financial Statements of the Company included in "Item 8. Financial Statements" in the Company's 1995 Form 10-K. On February 6, 1996, the Company entered into a Management Incentive Agreement pursuant to which Edward R. Jacobs, the grantee of the 1,200,000 stock options issued under the 1994 Stock Option Plan, agreed to cancel all of those options upon adoption of a new stock option plan for NTC, to be effective once NTC becomes a publicly traded company. No additional stock options are intended to be issued under the 1994 Stock Option Plan.

     On November 30, 1995, the Company issued 300,000 stock options to Melvyn Reznick, the President and Chief Executive Officer of the Company, pursuant to the Employment Agreement entered into by the Company and Mr. Reznick on that date. See "Item 1. Business -Employees, Officers and Directors - Officers" in the Company's 1995 Form 10-K. On February 5, 1996, as modified on March 13, 1996, April 25, 1996 and June 11, 1996, the Company's Board of Directors adopted the Incomnet 1996 Stock Option Plan for the directors, officers and key outside consultants of the Company pursuant to which an aggregate of 1,500,000 stock options are authorized to be granted, 780,000 of which have been granted (365,000 of which are vested and 415,000 of which are not yet vested), including the 300,000 stock options issued pursuant to Mr. Reznick's Employment Agreement. The Company's 1996 Stock Option Plan was ratified by the Company's Shareholders at their annual meeting on July 29, 1996 See "Ratification of 1996 Stock Option Program for Directors, Officers and Key Consultants" in the Company's Proxy Statement for the 1996 Annual Meeting of the Shareholders.

     In July 1995, ten year stock options held by Sam D. Schwartz (250,000), Rita Schwartz (35,000), Joel Greenberg (35,000) and Stephen A. Caswell (25,000) were converted into three year warrants expiring on August 29, 1997.
 Mr. Schwartz' 250,000 warrants were cancelled on August 18, 1995 and September 1, 1995 as part of his tender of short-swing profits pursuant to
Section 16(b) of the Securities and Exchange Act of 1934, as amended. See "Item 3. Legal Proceedings -Section 16(b) Lawsuit" in the Company's 1995 Form 10-K. On April 8, 1996, Stephen A. Caswell and the Company agreed to cancel his 25,000 warrants exercisable at $4.87 per share in consideration for the issuance of an additional 20,000 stock options under the Incomnet 1996 Stock Option Plan. Stock options and warrants for the purchase of an additional 107,000 shares of the Company's Common Stock (i.e. 50,000 held by Richard Marting, 50,000 held by William Savage and 7,000 held by four other employees), other than stock options recently granted pursuant to Incomnet's 1996 Stock Option Plan and the performance-based stock options issued under its 1994 Stock Option Plan (which may be cancelled in the future pursuant to the Management Incentive Agreement entered into by the Company with NTC on February 6, 1996, as amended and restated on November 14, 1996), remain outstanding with different exercise prices and expiration dates. See footnote 6, "Shareholders' Equity - Warrants" to the Company's Consolidated Financial Statements included in "Item 8. Financial Statements" of the Company's 1995 Form 10-K.

     The holders of warrants and options do not have any voting rights until they exercise the warrants or options and receive voting shares of Common Stock pursuant to such exercise. The number of shares of Common Stock which can be purchased upon the exercise of the warrants and options and the exercise price are subject to adjustment in certain events, such as a stock split, reverse stock split, stock dividend or similar event, in order to prevent dilution to the warrant and option holders under those circumstances.

SIZE OF BOARD OF DIRECTORS

     The Company's Bylaws provide that the Company's Board of Directors will consist of no fewer than four and no more than nine members. The Company's Board of Directors presently has three directors and there is one vacancy.

CUMULATIVE VOTING

     Pursuant to the Company's Bylaws and in accordance with the California Corporations Code, each shareholder is entitled to one vote for each share of the Company's Common Stock held, and such holders may be entitled to cumulative voting rights in the election of directors. Under the California Corporations Code, cumulative voting is not required unless, at the annual meeting and prior to the voting, at least one shareholder gives notice of his intention to cumulate his votes. If one shareholder give notice of an intention to cumulate votes, then all shareholders have cumulative voting rights in the election of directors. If no such notice is given, voting for directors is noncumulative, which means that a simple majority of the shares voting may elect all of the directors. Under cumulative voting, each shareholder entitled to vote has the right to give one candidate a number of votes equal to the number of authorized directors multiplied by the number of votes to which his shares are entitled, or to distribute his votes on the same principle among as many candidates as he desires. As a result, each share of the Company's Common Stock has a number of votes equal to the number of authorized directors. The California cumulative voting law applies only to the election of directors and not to any other matters as to which shareholders may vote.

DIRECTOR'S LIABILITY

     The California Corporations Code and the Company's Bylaws provide that a director of the Company will have no personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) for an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

INDEMNIFICATION

     The Company's Bylaws and Sections 204 and 317 of the California Corporations Code contain comprehensive provisions for indemnification of directors, officers and agents of California corporations against expenses, judgments, fines and settlements in connection with litigation. Under the California Corporations Code, other than an action brought by or in the right of the Company, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the Company, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification may be made, however, in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Company unless and only to the extent that the court in which the action was brought determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that the proposed indemnitee has been successful in defense of any action, suit or proceeding, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action. The Company's Articles of Incorporation, as amended, provide for indemnification of the directors and officers of the Company against liabilities to the maximum extent provided by California law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     Under the California Corporations Code, a corporation's certificate of incorporation can be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The Company's Articles of Incorporation, as amended, do not require a larger percentage affirmative vote. As is permitted by the California Corporations Code, the Company's Bylaws give its Board of Directors the power to adopt, amend or repeal the Company's Bylaws. The Company's shareholders entitled to vote have concurrent power to adopt, amend or repeal the Company's Bylaws.

DIVIDENDS

     The California Corporations Code provides that, subject to any restrictions in the corporation's articles of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

TRANSFER AGENT

     The Transfer Agent and Registrar for the capital stock of the Company is American Stock Transfer Company.


                            SELLING SECURITY HOLDERS

     THE PRIOR NOTEHOLDERS. The selling security holders include two persons who previously held an aggregate of $400,000 of 8% convertible promissory notes issued by the Company on February 8, 1995 to finance the acquisition of 51% of RCI which are covered by this Prospectus. These prior noteholders converted their notes into shares of the Company's Common Stock at the rate of one share for every $10 of outstanding original principal amount of notes. The Outstanding Shares relating to the notes are therefore being offered for resale by the prior noteholders and not pursuant to an initial issuance of stock by the Company. The following table lists the selling security holders who are prior noteholders, the original amount of notes purchased by them, and their position with respect to the Company. See "Item 1. Business - Acquisition of Rapid Cast, Inc. - Financing of Acquisition" in the Company's 1995 Form 10-K.


------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
                                          ORIGINAL AMOUNT OF
                                         8% CONVERTIBLE NOTES             NUMBER OF
          NAME OF NOTEHOLDER                                          OUTSTANDING SHARES
------------------------------------------------------------------------------------------
 Alan Cohen (1)*                                200,000                     20,000
------------------------------------------------------------------------------------------
 Robert Cohen (1)*                              200,000                     20,000
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

------------------------

(1) Alan Cohen and Robert Cohen are brothers and directors and founding shareholders of RCI. They also own optical stores which have placed orders for RCI's LenSystem.


      THE SERIES A PREFERRED HOLDERS. The selling security holders include five individuals and four entities which purchased a total of 2,075 shares of Series A Preferred in October 1996. The following table sets forth the name of each Series A Preferred holder, the number of shares of Series A Preferred owned by him, the amount of their investment, and the number of shares of the Company's Common Stock into which the Series A Preferred is convertible assuming that the average bid price of the Company's Common Stock for the five trading days immediately preceding the conversion date for each holder is at least 20% higher than the bid price on the date of the issuance of the Series A Preferred (i.e. the highest possible conversion price resulting in the minimum number of shares of Common Stock issuable upon the conversion of the Series A Preferred). If the average bid price prior to the conversion date is less than that amount, then more shares of the Company's Common Stock would be issued upon the conversion of the Series A Preferred, causing more dilution to the Company's Common Stockholders. See "RISK FACTORS - General Risks - Possible Adverse Effects of Issuance of Preferred Stock."

                                                        Minimum Number of
                       Number of                        Shares of Common
Name of Series A   Series A Preferred     Amount of      Stock Issuable
Preferred Holder        Shares           Investment      Upon Conversion
----------------   ------------------   -----------     -----------------
David and Susan
   Wilstein                100           $  100,000           25,000

Charles Shapiro             25           $   25,000            5,882

Buchanan Partners          500           $  500,000          112,676

Buchanan Fund Ltd.         500           $  500,000          112,676

Wood Gundy                 500           $  500,000          105,263

Robert Cohen (1)           125           $  125,000           30,303

Lenore Katz                 25           $   25,000            6,060

Leonard Wilstein           100           $  100,000           23,175

Faisal Financial           200           $  200,000           46,350
                        ------           ----------          -------
   Total                 2,075           $2,075,000          467,385
-------------------------------------------------------------------------

(1) Robert Cohen is a director of Rapid Cast, Inc., a subsidiary of the Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

      As of November 14, 1996, the Company has approximately 3,807,200 shares of its Common Stock (not including the Shares or the Underlying Shares issuable upon the exercise of the Warrants or the Series A Preferred covered by this Prospectus, but including all other shares of the Company's Common Stock which can be acquired pursuant to the exercise of other vested outstanding warrants and options) issued and outstanding which may be deemed to be "restricted securities" as that term is defined in Rule 144 of the Securities Act. These restricted securities may be sold in the future in compliance with Rule 144 or Regulation S of the Securities Act. The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of warrants or options) in the public market, or the perception that such sales could occur, could depress the prevailing market price for the Common Stock. Such sales may also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price which it deems appropriate. See "RISK FACTORS -General Risks - Dilution Caused by Future Sales of Shares."

                                  LEGAL MATTERS

      The validity of the issuance of the shares of Common Stock covered by this Prospectus will be passed upon for the Company by Mark J. Richardson, Esq., Counsel to the Company, 1299 Ocean Avenue, Suite 900, Santa Monica, California, 90401. In consideration for certain legal services, the Company has issued to Mr. Richardson options to purchase 30,000 shares of the Company's Common Stock at a purchase price of $4.37 per share, 15,000 of which have vested and are exercisable at any time until April 5, 2001, and 15,000 of which vest on January 1, 1997 and are exercisable at any time until January 1, 2002. Mr. Richardson also purchased 25 shares of the Company's Series A 2% Convertible Preferred Stock for $25,000 in cash on the same terms and conditions as the other purchasers of the Preferred Stock. See "THE COMPANY - Issuance of Convertible Preferred Stock."


                                     EXPERTS

      The financial statements of the Company, included and incorporated by reference from the Company's Annual Report (Form 10-K) for the years ended December 31, 1995, 1994 and 1993, have been audited by Stonefield Josephson, independent auditors, as set forth in their reports thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                                   __________



                                TABLE OF CONTENTS

Available Information                                                       2
Incorporation of Certain Documents
  by Reference                                                              2
Prospectus Summary                                                          4
Risk Factors                                                               10
The Company                                                                23
Use of Proceeds                                                            41
Price Range of Common Stock and Dividends                                  42
Capitalization                                                             43
Selected Consolidated Financial Information                                44
Management's Discussion and Analysis of
  Financial Condition and Results of Operations                            46
Principal Stockholders                                                     54
Description of Capital Stock                                               57
Selling Security Holders                                                   61
Shares Eligible for Future Sale                                            63
Legal Matters                                                              64
Experts                                                                    64
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 990,000 Shares

                                 INCOMNET, INC.

                                  Common Stock








                                   __________

                                   PROSPECTUS
                                November 22, 1996
                                   __________


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the offering described in this Registration Statement. All amounts are estimated except the registration fees.

      Registration Fee                                         $   1,024.14
                                                               ------------
      Printing Costs for Registration Statement,
       Prospectus and related documents                        $   5,000.00
      Accounting Fees and Expenses                             $   5,000.00
      Legal Fees and Expenses                                  $  20,000.00
      Blue Sky Fees and Expenses                               $   5,000.00
                                                               ------------
      Total                                                    $  36,024.14
                                                               ------------
                                                               ------------
      __________


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

See "DESCRIPTION OF CAPITAL STOCK - Indemnification" in the Prospectus.

ITEM 16. EXHIBITS.

Exhibit
No.                                Description
---                                -----------

3.1    The Articles of Incorporation, as amended, of Incomnet, Inc. (A)

3.2    The Bylaws of Incomnet, Inc. (A)

3.3    Certificate of Determination for Series A 2% Convertible Preferred
       Stock. (K)

4.1 Warrant to Purchase 500,000 Shares of Incomnet, Inc., dated January 17, 1994. (C)

4.2    Warrant to Purchase 500,000 Shares of Incomnet, Inc., dated May 27, 1994.
       (D)

4.3    Form of Warrant to Purchase 986,667 Shares of Incomnet, Inc. (E)

4.4    Form of Warrant to Purchase 75,000 Shares of Incomnet, Inc. (I)

4.5 Form of Warrant to Purchase 510,000 Shares of RCI Common Stock with Registration Rights Agreement, dated April 19, 1996. (I)

4.6    Form of Warrant to Purchase RCI Common Stock, dated February 8, 1995. (I)

5.1 Form of Legal Opinion and Consent of Mark J. Richardson, Esq. with respect to securities being registered.

10.1 Agreement by and between Broad Capital Associates, Inc. and Incomnet, Inc., dated February 14, 1994. (C)

10.2 Agreement by and between Broad Capital Associates, Inc. and Incomnet, Inc., dated May 10, 1994. (C)

10.3 Agreement and Plan of Exchange by and between Incomnet, Inc. and National Telephone Communications, Inc., dated May 12, 1994. (B)

10.4 Consulting Agreement by and between Broad Capital Associates, Inc. and Incomnet, Inc., dated January 17, 1994. (C)

10.5 Agreement by and between Broad Capital Associates, Inc. and Incomnet, Inc., dated August 17, 1994. (C)

10.6 Carrier Switched Services Agreement with Wiltel, Inc., dated September 30, 1993. (B)(1)

10.7   Network Wats Enrollment Form with U.S. Sprint, dated April 7, 1993. (B)


10.8 Carrier Switched Services Agreement with Wiltel, Inc., dated November 15, 1994. (D)(1)

10.9 The Stock Purchase Agreement for the acquisition of RCI, dated January 18, 1995. (F)

10.10 The Stock Purchase Agreement for the acquisition of Q2100, dated October 29, 1994. (F)

10.11  Stock Pledge Agreement, dated February 8, 1995. (F)

10.12  Form of 8% Convertible Secured Promissory Note, dated February 8,
       1995. (F)

10.13  Agreement for Promotion of Pagers between NTC and Page Prompt.(I)

10.14 Carrier Switched Services Agreement Wiltel, Inc, dated September 15, 1995. (I)(1)

10.15 Amendment to Stock Purchase Agreement Between Incomnet, Inc. and Rapid Cast, Inc., Dated June 15, 1995. (I)

10.16 Agreement for Promotion of Internet Access Services Between NTC and EarthLink Network. (I)

10.17 Severance Agreement Between Incomnet, Inc. and Sam D. Schwartz, dated November 30, 1995. (G)

10.18 Employment Agreement Between Incomnet, Inc. and Melvyn Reznick, dated November 30, 1995. (G)

10.19 Management Incentive Agreement, dated February 6, 1996, between Incomnet, Inc. and National Telephone Communications, Inc. (H)

10.20 Settlement Agreements and Proposed Settlement Agreements With Prior Noteholders. (I)

10.21  Form of 8% Convertible Note Issued By RCI in January 1996. (I)

10.22  Form of Short-Term 10% Note Issued By RCI in April 1996. (I)

10.23 Amended Carrier Switched Services Agreement with Wiltel, Inc., dated June 17, 1996.(K)(1)

10.24 Settlement Agreement Between Joel Greenberg and Incomnet, Inc., dated as of May 9, 1996 and executed on June 6, 1996. (J)

10.25 Form of Registration Rights Agreement Between Incomnet, Inc. and Purchasers of Series A Convertible Preferred Stock. (K)

10.26 Form of Purchase Agreement for the Series A 2% Convertible Preferred Stock. (K)

10.27  Management Incentive Agreement With NTC, dated October 14, 1996.

10.28 Settlement Agreements With Edward Jacobs and Jerry Ballah, dated November 14, 1996.

13.1 The Annual Report on Form 10-K for the fiscal year ending December 31, 1995 for Incomnet, Inc.(I)

13.2 The Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 1996 for Incomnet, Inc. (K)

13.3 The Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 1996 for Incomnet, Inc. (K)

13.4 The definitive Proxy Statement for the 1996 Annual Meeting of Incomnet's Shareholders, dated July 29, 1996. (K)

13.5 The Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 1996 for Incomnet, Inc. (L)

16.    Letter re Change in Certifying Accountant. (B)

21.    Subsidiaries of the Registrant. (A)

23.1 Consent of Stonefield Josephson, independent Certified Public Accountants, relating to the financial statements.

23.2   Consent of Mark J. Richardson, Esq. is included in his opinion.

24. Power of Attorney is included on the signature page of this Registration Statement.

------------------------

(1) Certain information has been deleted from this agreement pursuant to a request for confidential treatment under Rule 406.

(A) Incorporated by reference from Incomnet, Inc.'s Annual Report on Form 10-K for the year ending December 31, 1994.

(B) Incorporated by reference from Incomnet Inc.'s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 12, 1994, and declared effective on October 27, 1994.

(C) Incorporated by reference from the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on June 17, 1994 and declared effective on October 27, 1994.

(D) Incorporated by reference from Incomnet's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 12, 1994 and declared effective on December 22, 1994.

(E) Incorporated by reference from Incomnet's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 5, 1995 and declared effective on January 9, 1995.

(F)    Incorporated by reference from the Company's Report on Form 8-K, dated
       February 8,    1995, relating to the Company's acquisition of a
       controlling interest in RCI.

(G) Incorporated by reference from the Company's Report on Form 8-K dated November 30, 1995, relating to the resignation of Sam D. Schwartz and employment of Melvyn Reznick.

(H) Incorporated by reference from the Company's Report on Form 8-K, dated February 9, 1996, relating to the management incentive agreement between Incomnet and NTC.

(I) Incorporated by reference from the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 10, 1996.

(J) Incorporated by reference from the Company's Report on Form 8-K, dated June 7, 1996, relating to the settlement agreement with Joel W. Greenberg and his resignation as a director of the Company.

(K) Incorporated by reference from Incomnet's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 10, 1996 and declared effective on October 31, 1996, or incorporated by reference from the Company's filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

(L) Incorporated by reference from the filing of the Form 10-Q for the fiscal quarter ending September 30, 1996, as filed with the Securities and Exchange Commission on November 14, 1996.


ITEM 17. UNDERTAKINGS.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provision described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   RULE 430A UNDERTAKINGS.  The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   RULE 415 UNDERTAKINGS.  The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (i) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (ii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, the President of the Registrant duly thereunto authorized, in the City of Woodland Hills, State of California, on the 19th day of November 1996.


                                     INCOMNET, INC.
                                     Registrant


                                     By:/s/ Melvyn Reznick
                                        -------------------------------------
                                          Melvyn Reznick, President
                                          and Chief Executive Officer

                                POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark J. Richardson his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of each of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 19th day of November 1996, by the following persons in the capacities indicated.

Signatures                                          Title
----------                                          -----


/s/ Melvyn Reznick                           President, Chief Executive
------------------------------               Officer and Director
Melvyn Reznick                               (Chief Executive Officer and
                                             Principal Financial Officer)


/s/ Stephen A. Caswell                       Vice President of Information
------------------------------               Systems, Secretary (Principal
Stephen A. Caswell                           Accounting Officer)


/s/ Albert Milstein                          Director
------------------------------
Albert Milstein



/s/ Nancy Zivitz                             Director
------------------------------
Nancy Zivitz

                         INDEX TO THE EXHIBIT VOLUME TO
                       REGISTRATION STATEMENT ON FORM S-3

3.1    The Articles of Incorporation, as amended, of Incomnet, Inc. (A)

3.2    The Bylaws of Incomnet, Inc. (A)

3.3    Certificate of Determination for Series A 2% Convertible Preferred
       Stock. (K)

4.1 Warrant to Purchase 500,000 Shares of Incomnet, Inc., dated January 17, 1994. (C)

4.2    Warrant to Purchase 500,000 Shares of Incomnet, Inc., dated May 27,
       1994. (D)

4.3    Form of Warrant to Purchase 986,667 Shares of Incomnet, Inc. (E)

4.4    Form of Warrant to Purchase 75,000 Shares of Incomnet, Inc. (I)

4.5 Form of Warrant to Purchase 510,000 Shares of RCI Common Stock with Registration Rights Agreement, dated April 19, 1996. (I)

4.6    Form of Warrant to Purchase RCI Common Stock, dated February 8, 1995. (I)

5.1 Form of Legal Opinion and Consent of Mark J. Richardson, Esq. with respect to securities being registered.

10.1 Agreement by and between Broad Capital Associates, Inc. and Incomnet, Inc., dated February 14, 1994. (C)

10.2 Agreement by and between Broad Capital Associates, Inc. and Incomnet, Inc., dated May 10, 1994. (C)

10.3 Agreement and Plan of Exchange by and between Incomnet, Inc. and National Telephone Communications, Inc., dated May 12, 1994. (B)

10.4 Consulting Agreement by and between Broad Capital Associates, Inc. and Incomnet, Inc., dated January 17, 1994. (C)

10.5 Agreement by and between Broad Capital Associates, Inc. and Incomnet, Inc., dated August 17, 1994. (C)

10.6 Carrier Switched Services Agreement with Wiltel, Inc., dated September 30, 1993. (B)(1)

10.7   Network Wats Enrollment Form with U.S. Sprint, dated April 7, 1993. (B)

10.8 Carrier Switched Services Agreement with Wiltel, Inc., dated November 15, 1994. (D)(1)

10.9 The Stock Purchase Agreement for the acquisition of RCI, dated January 18, 1995. (F)

10.10 The Stock Purchase Agreement for the acquisition of Q2100, dated October 28, 1994. (F)


10.11  Stock Pledge Agreement, dated February 8, 1995. (F)

10.12  Form of 8% Convertible Secured Promissory Note, dated February 8, 1995.
       (F)

10.13  Agreement for Promotion of Pagers between NTC and Page Prompt. (I)

10.14 Carrier Switched Services Agreement with Wiltel, Inc, dated September 15, 1995. (I)(1)

10.15 Amendment to Stock Purchase Agreement Between Incomnet, Inc. and Rapid Cast, Inc., Dated June 15, 1996. (I)

10.16 Agreement for Promotion of Internet Access Services Between NTC and EarthLink Network. (I)

10.17 Severance Agreement Between Incomnet, Inc. and Sam D. Schwartz, dated November 30, 1995. (G)

10.18 Employment Agreement Between Incomnet, Inc. and Melvyn Reznick, dated November 30, 1995. (G)

10.19 Management Incentive Agreement, dated February 6, 1996, between Incomnet, Inc. and National Telephone Communications, Inc. (H)

10.20 Settlement Agreements and Proposed Settlement Agreements With Prior Noteholders. (I)

10.21  Form of 8% Convertible Note Issued By RCI in January 1996. (I)

10.22  Form of Short-Term 10% Note Issued By RCI in April 1996. (I)

10.23 Amended Carrier Switched Services Agreement with Wiltel, Inc. dated June 17, 1996.(1)

10.24 Settlement Agreement Between Joel w. Greenberg and Incomnet, Inc. dated as of May 9, 1996 and executed on June 6, 1996. (J)

10.25 Form of Registration Rights Agreement Between Incomnet, Inc. and Purchasers of Series A Convertible Preferred Stock. (K)

10.26 Form of Purchase Agreement for the Series A 2% Convertible Preferred Stock. (K)

10.27  Management Incentive Agreement With NTC, dated October 14, 1996.

10.28 Settlement Agreements With Edward Jacobs and Jerry Ballah, dated November 14, 1996.

13.1 The Annual Report on Form 10-K for the fiscal year ending December 31, 1995 for Incomnet, Inc. (I)

13.2 The Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 1996 for Incomnet, Inc. (K)

13.3 The Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 1996 for Incomnet, Inc. (K)

13.4 The definitive Proxy Statement for the 1996 Annual Meeting of Incomnet's Shareholders, dated July 29, 1996. (K)

13.5 The Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 1996 for Incomnet, Inc. (L)

16.    Letter re Change in Certifying Accountant. (B)

21.    Subsidiaries of the Registrant. (A)

23.1 Consent of Stonefield Josephson, independent Certified Public Accountants, relating to the financial statements.


23.2   Consent of Mark J. Richardson, Esq. is included in his opinion.

24. Power of Attorney is included on the signature page of this Registration Statement.

------------------------

(1) Certain information has been deleted from this agreement pursuant to a request for confidential treatment pursuant to Rule 406.

(A) Incorporated by reference from Incomnet, Inc.'s Annual Report on Form 10-K for the year ending December 31, 1994.

(B) Incorporated by reference from Incomnet Inc.'s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 12, 1994, and declared effective on October 27, 1994.


(C) Incorporated by reference from the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on June 17, 1994 and declared effective on October 27, 1994.

(D) Incorporated by reference from Incomnet's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 12, 1994 and declared effective on December 22, 1994.

(E) Incorporated by reference from Incomnet's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 5, 1995 and declared effective on January 9, 1995.

(F) Incorporated by reference from the Company's Report on Form 8-K, dated February 8, 1995, relating to the Company's acquisition of a controlling interest in RCI.

(G) Incorporated by reference from the Company's Report on Form 8-K, dated November 30, 1995, relating to the resignation of Sam D. Schwartz and employment of Melvyn Reznick.

(H) Incorporated by reference from the Company's Report on Form 8-K, dated February 9, 1996, relating to the management incentive agreement between Incomnet and NTC.

(I) Incorporated by reference from the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 10, 1996.

(J) Incorporated by reference from the Company's Report on Form 8-K, dated June 7, 1996, relating to the settlement agreement with Joel W. Greenberg and his resignation as a director of the Company.

(K) Incorporated by reference from Incomnet's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 10, 1996 and declared effective on October 31, 1996, or incorporated by reference from the Company's filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

(L) Incorporated by reference from the filing of the Form 10-Q for the fiscal quarter ending September 30, 1996, as filed with the Securities and Exchange Commission on November 14, 1996.